Exhibit 10.2

Equity Office

NEW ENGLAND EXECUTIVE PARK

EXHIBIT 1, SHEET 1

Building No. Three, New England Executive Park

Burlington, Massachusetts 01803

(the “Building”)

Execution Date:		January 28, 1998

Tenant:		Learning Tree International USA. Inc., a Delaware corporation (description of business organization)

1831 Michael Faraday Drive, Reston. Virginia 20190 (principal place of business - mailing address)

Landlord:		EOP-New England Executive Park. L.L.C., a Delaware limited liability company. Mailing Address: c/o Equity Office, Two North Riverside Plaza. Chicago, Illinois 60606

Building:		The Building in New England Executive Park in the Town of Burlington, County of Middlesex, Commonwealth of Massachusetts and known as and numbered Three New England Executive Park (Building Three). The Building is located on the parcel of land (“Land”) described on Exhibit 6.

Park:		The buildings and the land owned by Landlord and its affiliates in the New England Executive Park, from time to time.

Art. 2	Premises:

The premises consist of two (2) areas, to wit:

Area A: An area on the second (2nd) floor of the Building. substantially as shown on Lease Plan. Exhibit 2: and

Area B: An area on the second (2nd) floor of the Building. substantially as shown on Lease Plan. Exhibit 2

Area A and Area B are each sometimes referred to in the Lease as a Portion of the Premises.

Art. 3.1	Specified Commencement Date in respect of Area A: February 1, 1998
Specified Commencement Date in respect of Area B: February 1, 1998

Art. 3.2	Termination Date in respect of Area A and Area B:

Ten (10) years after the Rent Commencement Date in respect of Area A. as hereinafter defined. subject to Paragraph 6 of the Lease.

Art. 4.3	Final Plans Date: Not applicable

Art. 5	Use of Premises: High technology training to professionals and supporting sales offices

EXHIBIT 1, SHEET 2

Building No. Three, New England Executive Park

Burlington, Massachusetts 01803

(the “Building”)

Art. 6	Yearly Rent:

Rent Commencement Date in respect of Area A:

The earlier of: (i) seventy-five (75) days after the Term Commencement Date in respect of Area A or (ii) the date that Tenant first commences to occupy Area A for the conduct of business

Rent Commencement Date in respect of Area B:

The earlier of: (i) seventy-five (75) days after the Term Commencement Date in respect of Area B or ( ii ) the date that Tenant first commences to occupy Area B for the conduct of business

1. AREA A [1]

LEASE YEAR A	YEARLY RENT	MONTHLY PAYMENT
Rent Commencement Date in respect of Area A through Lease Year 5:	$296,402.52	$24,700.21
Year 6-10:	$318,772.56	$26,564.38
1. AREA B [2]

LEASE YEAR B	YEARLY RENT	MONTHLY PAYMENT
Rent Commencement Date in respect of Area A through Lease Year 5:	$67,098.00	$5,591.50
Year 6-10:	$72,162.00	$6,013.50

Art. 7	Total Rentable Area:
Area A: 11,185 square feet
Area B: 2,532 square feet
TOTAL: 13,717 square feet

Total Rentable Area of Building: 64,569 square feet

[1]	For the purposes of this Lease, “Lease Year A” shall be defined as any twelve-(12)-month period during the term of the Lease commencing as of the Rent Commencement Date in respect of Area A, or as of any anniversary of the Rent Commencement Date in respect of Area A.

[2]	For the purposes of this Lease, “Lease Year B” shall be defined as any twelve-(12)-month period during the term of the Lease commencing as of the Rent Commencement Date in respect of Area B, or as of any anniversary of the Rent Commencement Date in respect of Area B.

EXHIBIT 1, SHEET 3

Building No. Three, New England Executive Park

Burlington, Massachusetts 01803

(the “Building”)

Art. 8	Electric current will be furnished by Landlord to Tenant and paid for by Tenant in accordance with Article 8.1 of the Lease.

Electric Rate: $.11875 per kilowatt hour.
Base Electric Cost: $.95 per square foot of Total Rentable Area per year.
Initial Estimated Monthly Payment in respect of:

Area A:	$885.48
Area B:	$200.45

Art. 9	Operating and Tax Escalation:
Operating Costs in the Base Year: The actual amount of Operating Costs for calendar year 1998
Tax Base: The actual amount of Taxes for fiscal tax year 1998 (i.e. July 1, 1997 - June 30, 1998)
Tenant’s Proportionate Share:

Area A: 17.32%
Area B: 3.92%

Art. 29.3	Co-Brokers: Avalon Partners. Inc. and Julien J. Studlev. Inc.

Art. 29.5	Arbitration: Massachusetts: Superior Court

Art. 29.1 1	Security Deposit: $0.00 Exhibit Dates: Lease Plan. Exhibit 2. Sheets 1. 2 and 3 dated January 28. 1998

LANDLORD:			TENANT:
EOP-NEW ENGLAND EXECUTIVE PARK,			LEARNING TREE INTERNATIONAL USA, INC.
L.L.C., a Delaware limited liability company

By:		EOP Operating Limited Partnership,	By:	/s/ Richard C. Adamson
		a Delaware limited partnership,		Richard C. Adamson
		its sole member		Executive Vice President and
Chief Operating Officer

By:		Equity Office Properties Trust,	Date Signed: 1/30/98
a Maryland real estate investment trust,
its managing general partner

	By:	/s/ Christopher P. Mundy
Christopher P. Mundy
Date Signed:		2/9/98

CONTENTS

1. REFERENCE DATA	1

2. DESCRIPTION OF DEMISED PREMISES	1
2.1 Demised Premises	1
2.2 Appurtenant Rights	1
2.3 Exclusions and Reservations	1

3. TERM OF LEASE	2
3.1 Definitions	2
3.2 Habendurn	2

4. CONDITION OF PREMISES - LANDLORD’S CONSTRUCTION CONTRIBUTION - LANDLORD’S
PLANS CONTRIBUTION	2
4.1 Completion Date - Delays	2
4.2 Landlord’s Work	3
4.3 Landlord’s Construction Contribution and Landlord’s Plans Contribution	3
4.4 Preparation of Premises	4
4.5 Cost of Materials	4
4.6 Tenant Payments of Construction Cost	4

5. USE OF PREMISES	4
5.1 Permitted Use	4
5.1A Vacancy by Tenant	5
5.2 Prohibited Uses	5
5.3 Licenses and Permits	5

6. RENT	5

7. RENTABLE AREA	6

8. SERVICES FURNISHED BY LANDLORD	6
8.1 Electric Current	6
8.2 Water	7
8.3 Elevators. Heat. Cleaning. Lighting	8
8.4 Air Conditioning	8
8.5 Additional Heat. Ventilating and Cleaning Services	8
8.6 Additional Air Conditioning Equipment	9
8.7 Repairs	9
8.8 Interruption or Curtailment of Services	9
8.9 Energy Conservation	10
8.10 Miscellaneous	10

9. ESCALATION	10
9.1 Definitions	10
9.2 Tax Excess	13
9.3 Operating Expense Excess	14
9.4 Part Years	14
9.5 Effect of Taking	14
9.6 Disputes. etc.	14

10. CHANGES OR ALTERATIONS BY LANDLORD	14

11. FIXTURES, EQUIPMENT AND IMPROVEMENTS - REMOVAL BY TENANT	15

12. ALTERATIONS AND IMPROVEMENTS BY TENANT	15

13. TENANT’S CONTRACTORS, MECHANIC’S AND OTHER LIENS. STANDARD OF TENANT’S PERFORMANCE. COMPLIANCE WITH LAWS	16

14. REPAIRS BY TENANT- FLOOR LOAD	17
14.1 Repairs by Tenant	17
14.2 Floor Load - Heavy Machinery	17

15. INSURANCE. INDEMNIFICATION. EXONERATION AND EXCULPATION	17
15.1 General Liability Insurance	17
15.2 Certificates of Insurance	17
15.3 General	18
15.3A Landlord’s Indemnity of Tenant	18
15.4 Property of Tenant	18
15.5 Bursting of Pipes. etc.	18
15.6 Repairs and Alterations - No Diminution of Rental Value	19

16. ASSIGNMENT. MORTGAGING AND SUBLETTING	19

17. MISCELLANEOUS COVENANTS	22
17.1 Rules and Regulations	22
17.2 Access to Premises. Shoring	22
17.3 Accidents to Sanitary and Other Systems	22
17.4 Signs, Blinds and Drapes	23
17.5 Estoppel Certificate	23
17.6 Prohibited Materials and Property	23
17.7 Requirements of Law - Fines and Penalties	24
17.8 Tenant’s Acts - Effect on Insurance	24
17.9 Miscellaneous	25

18. DAMAGE BY FIRE. ETC.	25

19. WAIVER OF SUBROGATION	26

20. CONDEMNATION. EMINENT DOMAIN	27

21. DEFAULT	27
21.1 Conditions of Limitation. Re-entry. Termination	27
21.2 Damages. Assignment for Benefit of Creditors	28
21.3 Damages. Termination	28
21.4 Fees and Expenses	29
21.5 Waiver of Redemption	29
21.6 Landlord’s Remedies Not Exclusive	29
21.7 Grace Period	29

22. END OF TERM. ABANDONED PROPERTY	30

23. SUBORDINATION	30

24. QUIET ENJOYMENT	32

25. ENTIRE AGREEMENT. WAIVER. SURRENDER	32
25.1 Entire Agreement	32
25.2 Waver by Landlord	33
25.3 Surrender	33

26. INABILITY TO PERFORM. EXCULPATORY CLAUSE	33

27. BILLS AND NOTICES	34

28. PARTIES BOUND. SEISIN OF TITLE	34

29. MISCELLANEOUS	34
29.1 Separability	34
29.2 Captions, etc	35
29.3 Broker	35
29.4 Modifications	35
29.5 Arbitration	35
29.6 Governing Law	35
29.7 Assignment of Rents	35
29.8 Representation of Authority	36
29.9 Expenses Incurred by Landlord Upon Tenant Requests	36
23.10 Survival	36
29.11 Security Deposit	36
29.12 Notice of Lease; Recording	36

EXHIBITS
Exhibit 1 Lease Summary Sheet	1
Exhibit 2 Lease Plan
Exhibit 3 Building Standards
Exhibit 4 Building Services.	45
Exhibit 5 Rules and Regulations	47
Exhibit 6 Building Legal Description	51
Exhibit 7 Environmental Assessment	52
Exhibit 8 List of Legal Holidays	53
Exhibit 9 Form of Assumption Agreement	54

RIDER TO LEASE	38

THIS INDENTURE OF LEASE made and entered into on the Execution Date as stated in Exhibit 1 and between the Landlord and the Tenant named in Exhibit 1. Landlord does hereby demise and lease to Tenant, and Tenant does hereby hire and take from Landlord, the premises hereinafter mentioned and described (hereinafter referred to as “premises”), upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated:

1. REFERENCE DATA

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit.

2. DESCRIPTION OF DEMISED PREMISES

2.1 Demised Premises. The premises are that portion of the Building as described in Exhibit I (as the same may from time to time be constituted after changes therein, additions thereto and eliminations therefrom pursuant to rights of Landlord hereinafter reserved) and is hereinafter referred to as “Building”, substantially as shown hatched or outlined on the Lease Plan (Exhibit 2) hereto attached and incorporated by reference as a part hereof.

2.2 Appurtenant Rights. Tenant shall have, as appurtenant to the premises, rights to use in common, with others entitled thereto, subject to reasonable rules from time to time made by Landlord of which Tenant is given notice; (a) the common lobbies, hallways, stairways and elevators of the Building, serving the premises in common with others, (b) common walkways necessary for access to the Building, (c) if the premises include less than the entire rentable area of any floor, the common toilets and other common facilities of such floor, and (d) the common parking facilities adjacent to the Building in accordance with the provisions of this Article 2.2; and no other appurtenant rights or easements. Notwithstanding anything to the contrary herein or in the Lease contained, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to Tenant’s premises. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its sole discretion.

As of the Execution Date of this Lease, there are approximately 3.7 parking spaces in the parking areas designated for use by the tenants of the Building for every 1,000 square feet of Building Total Rentable Area, as defined in Exhibit 1. Landlord shall, on the Term Commencement Date, issue to Tenant 3.7 parking stickers for every 1,000 square feet of Total Rentable Area of the premises, the use of which stickers shall be governed by Landlord’s existing parking program. Landlord shall use reasonable efforts to enforce Landlord’s parking program so that only those cars with parking stickers utilize the parking areas of the Building. Landlord represents to Tenant that, as of the Execution Date of this Lease, Landlord has not entered into any lease of premises in the Building which lease, by its terms, permits the tenant thereunder to use more than 3.7 parking spaces per 1,000 square feet of Total Rentable Area of the premises occupied by such tenant. Landlord agrees that, during the term of this Lease, it will not enter into any lease of premises in the Building which lease, by its terms, permits the tenant thereunder to use more than 3.7 parking spaces per 1,000 square feet of Total Rentable Area of the premises occupied by such tenant. Nothing contained in the Lease shall prohibit or otherwise restrict Landlord from changing, from time to time, without notice to Tenant, the location, layout or type of such parking areas, provided that such parking areas shall always be located in a location of equal proximity to the Building as the location of the parking areas as of the Execution Date of the Lease, there shall be no “stacked” or “tandem” parking, and Landlord shall not substantially reduce the number of parking spaces available for such tenants’ use.

Subject to reasonable rules from time to time made by Landlord of which Tenant is given notice, Tenant shall have the right, in common with all other tenants of the Building, to use such parking areas, without charge, on a first-come, first-served basis.

2.3 Exclusions and Reservations. All the perimeter walls of the premises except the inner surfaces thereof, any balconies (except to the extent same are shown as part of the premises on the Lease Plan (Exhibit 2)), terraces or roofs adjacent to the premises, and any space in or adjacent to the premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as the right of access through the premises for the purposes of operation, maintenance, decoration and repair, are expressly excluded from the premises and reserved to Landlord.

Notwithstanding anything to the contrary in the Lease contained:

1. Landlord, its agents, employees and contractors shall not, except in an emergency and except for normal cleaning and maintenance operations, exercise any right which it has to enter the premises without giving Tenant reasonable advance notice: and

2. Landlord shall use reasonable efforts to minimize any interference with Tenant’s use and enjoyment of the premises arising from any entry into the premises by Landlord.

3. TERM OF LEASE

3.1 Definitions. As used in this Lease the words and terms which follow mean and include the following:

(a) “Specified Commencement Date” - The “Specified Commencement Date” in respect of each Portion of the premises is the date (as stated in Exhibit 1) on which it is estimated that Landlord’s Work, as defined in Article 4.2, in such Portion of the premises will be completed.

(b) “Term Commencement Date” - The “Term Commencement Date” in respect of each Portion of the premises is the date on which Landlord’s Work in respect of such Portion of the premises will be completed. If Landlord’s Work in respect of a Portion of the premises is not completed but if, pursuant to permission therefore duly given by Landlord, Tenant takes possession of such Portion of the premises for the commencement of Tenant’s Work, as defined in Article 4.3, the “Term Commencement Date” in respect of such Portion of the premises shall be the date on which Tenant takes such possession.

3.2 Habendum. TO HAVE AND TO HOLD the premises for a term of years commencing on the respective Term Commencement Dates and ending on the Termination Date as stated in Exhibit 1 or on such earlier date upon which said term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law (which date for the termination of the terms hereof will hereafter be called “Termination Date”). Notwithstanding the foregoing, if the Termination Date as stated in Exhibit 1 shall fall on other than the last day of a calendar month, said Termination Date shall be deemed to be the last day of the calendar month in which said Termination Date occurs.

If the Term Commencement Date and the Termination Date are not determined at the time that a notice of lease has been executed by the parties, then each of the parties hereto agrees, upon demand of the other party after the Term Commencement Date and Termination Date have been determined, to join in the execution, in recordable form, of a statutory notice, memorandum, etc. of lease and/or written declaration in which shall be stated such Term Commencement Date and (if need be) the Termination Date. If this Lease is terminated before the term expires, then upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging such fact and the date of termination of this Lease, and Tenant hereby appoints Landlord its attorney-in-fact in its name and behalf to execute such instrument if Tenant shall fail to execute and deliver such instrument after Landlord’s request therefore within ten (10) days.

4. CONDITION OF PREMISES - LANDLORD’S CONSTRUCTION CONTRIBUTION - LANDLORD’S PLANS CONTRIBUTION

4.1 Completion Date - Delays. Subject to delay by causes beyond the reasonable control of Landlord or caused by the action or inaction of Tenant, Landlord shall use reasonable speed and diligence in the performance of Landlord’s Work, as defined in Article 4.2, to have each Portion of the premises ready for the commencement of Tenant’s Work on the respective Specified Commencement Date in respect of each Portion of the premises. The failure to have Landlord’s Work completed on the respective Specified Commencement Dates shall in no way affect the validity of this Lease or the obligations of Tenant hereunder nor shall the same be construed in any way to extend the term of this Lease. If Landlord’s Work is not completed within the meaning of Article 4.2 hereof on the respective Specified Commencement Date in respect of each Portion of the premises, Tenant shall not have any claim against Landlord, and Landlord shall have no liability to Tenant. by reason thereof. The parties acknowledge that a portion of Area A and a portion of Area B are presently leased to a tenant (“Existing Tenant”), the term of whose lease is estimated to terminate on January 3 1, 1998.

Notwithstanding anything to the contrary herein or in the Lease contained, if the Existing Tenant fails to vacate such portion of Area A and Area B on or before January 31, 1998, then Landlord shall use all reasonable efforts, including, without limitation, commencing summary eviction proceedings, to obtain possession of such portion of Area A and Area B from the Existing Tenant.

Notwithstanding the foregoing, if the respective Term Commencement Dates in respect of each Portion of the premises shall not have occurred on or before April 1, 1998, for any reason, then Tenant shall have the right, exercisable by a written thirty (30) day termination notice given on or after April 1, 1998, to terminate the Lease. If the respective Term Commencement Dates occur on or before the thirtieth (30th) day after Landlord receives such termination notice, Tenant’s termination notice shall be deemed to be void and of no force or effect.

4.2 Landlord’s Work. Tenant hereby leases each Portion of the premises “as-is”, in the condition in which each Portion of the premises is in as of the respective Term Commencement Date in respect of each Portion of the premises , without any obligation on the part of Landlord to prepare or construct the premises for Tenant’s occupancy and without any representation or warranty by Landlord as to the condition of the premises or the Building, except that Landlord shall perform full demolition of each Portion of the premises, remove the demolition materials and deliver each Portion of the premises broom clean (“Landlord’s Work”). Landlord hereby represents to Tenant that, as of the Execution Date of this Lease, as part of the base building, there is a main HVAC trunk distribution line and VAV boxes in place and a main fire alarm system with smoke/strobes which report back to the Building control panel.

4.3 Landlord’s Construction Contribution and Landlord’s Plans Contribution.

A. Landlord shall, in the manner hereinafter set forth, provide to Tenant up to Three Hundred Twelve Thousand Sixty-One and 751100 ($3 12,061.75) Dollars (“Landlord’s Construction Contribution”) towards the cost of Landlord’s Work (which cost shall not exceed Sixteen Thousand and 00/100 [$16,000.00] Dollars) and towards leasehold improvements to be installed by Tenant in the premises including demolition, engineering and fees associated therewith (“Tenant’s Work”). Tenant shall, as part of Tenant’s Work, install a separate submeter to measure the consumption of electricity in each Portion of the premises (or one submeter to measure consumption of electricity in both Portions of the premises). Provided that Tenant is not in default, beyond the expiration of any applicable grace periods, of its obligations under the Lease at the time that Tenant submits any requisition on account of Landlord’s Construction Contribution, Landlord shall pay the cost of the work shown on each requisition (as hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord. Tenant’s Work shall be performed in accordance with Articles 12 and 13 of the Lease and in accordance with Exhibit 3 of the Lease.

B. Landlord shall contribute, in addition to Landlord’s Contribution pursuant to Article 4.2A, up to Seventeen Thousand One Hundred Forty-Six and 2511 00 ($17,146.25) Dollars (“Landlord’s Plans Contribution”) towards the costs incurred by Tenant in preparing the Plans. Landlord shall pay Landlord’s Plans Contribution to Tenant in the manner set forth in Article 4.2E.

C. Tenant shall, as part of Tenant’s Work, perform all sprinkler work in the premises as shown on Tenant’s final approved plans (“Sprinkler Work”). Landlord shall, in the same manner as Landlord provides to Tenant Landlord’s Construction Contribution, reimburse Tenant for the costs incurred by Tenant in performing the Sprinkler Work.

D. Notwithstanding anything to the contrary herein contained, if, during the performance of Landlord’s Work, asbestos is found in the premises which is required, pursuant to applicable laws, to be removed, encapsulated or otherwise abated (“Asbestos Work”), then Landlord shall be responsible for the cost of the Asbestos Work and such cost shall not be considered part of Landlord’s Construction Contribution.

E. For the purposes hereof, a “requisition” shall mean written documentation (including, without limitation, invoices from Tenant’s contractor, written lien waivers and such other documentation as Landlord’s mortgagee may reasonably request) showing in reasonable detail the costs of the improvements installed to date in the premises, accompanied by certifications from Tenant, Tenant’s architect, and Tenant’s contractor that the work performed to date has been performed in accordance with applicable laws and in accordance with Tenant’s approved plans, and that the amount of the requisition in question does not exceed the amount of the work covered by such requisition. Each requisition shall be accompanied by evidence reasonably satisfactory to Landlord that all work covered by previous requisitions has been fully paid by Tenant. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each requisition at Tenant’s address as set forth on Exhibit 1, unless such books and records are customarily located at the Building, in order to verify the amount thereof.

Tenant shall submit requisition(s) no more often than monthly.

F. Notwithstanding anything to the contrary herein contained:

(i) Landlord shall have no obligation to advance funds on account of Landlord’s Construction Contribution unless and until Landlord has received the requisition in question, together with the certifications required by Subparagraph D hereof, certifying that the work shown on the requisition has been performed in accordance with applicable law and in accordance with Tenant’s plans.

(ii) Tenant shall not be entitled to any unused portion of Landlord’s Construction Contribution or of Landlord’s Plans Contribution, and Landlord shall have no obligation to pay Landlord’s Construction Contribution or Landlord’s Plans Contribution, in respect of any requisition submitted after December 31, 1998.

G. Tenant shall pay to Landlord upon billing therefor a construction management fee equal to One Hundred and 001100 ($100.00) Dollars per hour (not to exceed Two Thousand Five Hundred and 00/100 ($2,500.00) Dollars in total) for the supervision of Tenant’s Work, which supervision shall include overseeing Tenant’s planning and work. Landlord may deduct its construction management fee from Landlord’s Construction Contribution.

H. Except for Landlord’s Construction Contribution and Landlord’s Plans Contribution, Tenant shall bear all costs of Tenant’s Work. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, selected by Tenant in connection with Tenant’s Work.

I. Tenant and Tenant’s contractor shall be responsible for obtaining all permits from the Town of Burlington necessary to perform Tenant’s Work and shall submit copies thereof to Landlord upon receipt of said permits. Landlord shall, at no cost to Landlord, cooperate with Tenant in obtaining all permits from the Town of Burlington necessary for the performance of Tenant’s Work.

4.4 Preparation of Premises.

(a) By Landlord. Landlord’s Work shall be performed by contractors employed by Landlord.

(b) By Tenant. Subject always to the provisions of Articles 4.1 and 4.3. Landlord will give Tenant reasonable advance notice of the date on which each Portion of the premises will be ready for Tenant’s contractors and a reasonable time will be allowed from such date for doing the work to be performed by Tenant’s contractors.

(c) Each party shall take necessary reasonable measures to the end that each party’s contractors shall cooperate in all ways with the other party’s contractors to avoid any delay to the work being performed by such party’s contractors or conflict in any other way with the performance of such work.

4.5 Cost of Materials. Except for Landlord’s Construction Contribution, Landlord’s Plans Contribution, the cost of the Sprinkler Work and the Asbestos Work, Tenant shall bear all costs of preparing the premises for its occupancy in accordance with the final plans.

4.6 Tenant Payments of Construction Cost. Landlord shall have the same rights and remedies which Landlord has upon the nonpayment of Yearly Rent and other charges due under this Lease for nonpayment of any amounts which Tenant is required to pay to Landlord or Landlord’s contractor in connection with the construction and initial preparation of the premises (including, without limitation, any amounts which Tenant is required to pay in accordance with Articles 4.5 and 4.6 hereof) or in connection with any construction in the premises performed for Tenant by Landlord, Landlord’s contractor or any other person, firm or entity after the Term Commencement Date.

5. USE OF PREMISES

5.1 Permitted Use. Tenant shall continuously during the term hereof, occupy and use the premises only for the purposes as stated in Exhibit 1 and for no other purposes. Service and utility areas (whether or not a part of the premises) shall be used only for the particular purpose for which they were designed. Notwithstanding the foregoing, but subject to the other terms and provisions of this Lease, Tenant may install at its own cost and expense so-called hot-cold water fountains, coffee makers, microwave ovens, vending machines and so-called Dwyer refrigerator-sink-stove combinations as shown on Tenant’s final approved plans for the preparation of beverages and foods for Tenant, its employees and invitees, provided that no cooking, Frying, etc., are carried on in the premises to such extent as requires special exhaust venting, Tenant hereby acknowledging that the Building is not engineered to provide any such special venting. Notwithstanding anything to the contrary in the Lease contained, Tenant shall be permitted to hold weekly receptions (“Weekly Receptions”) for Tenant’s invitees at which beer and wine are served along with catered appetizers, provided that Tenant obtains all necessary permits in connection with such Weekly Receptions and provides a copy of such permits to Landlord prior to holding any such receptions. However, if at any time such Weekly Receptions become, in Landlord’s reasonable opinion, a nuisance to Landlord or to other tenants in the Building or Park, Landlord shall have the right to withdraw Tenant’s right to hold such Weekly Receptions.

5.1A Vacancy by Tenant. Notwithstanding anything to the contrary in the Lease contained, if Tenant shall abandon or vacate the premises for a period of no less than one hundred twenty (120) days, then Landlord shall have the right to terminate this Lease upon written notice to Tenant.

5.2 Prohibited Uses. Notwithstanding any other provision of this Lease, Tenant shall not use. or suffer or permit the use or occupancy of, or suffer or permit anything to be done in or anything to be brought into or kept in or about the premises or the Building or any part thereof (including, without limitation, any materials appliances or equipment used in the construction or other preparation of the premises and furniture and carpeting): (i) which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the premises: (ii) for any unlawful purposes or in any unlawful manner; (iii) which. in the reasonable judgment of Landlord shall in any way (a) impair the appearance or reputation of the Building; or (b) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building; or premises, or with the use or occupancy of any of the other areas of the Building, or occasion discomfort, inconvenience or annoyance. or injury or damage to any occupants of the premises or other tenants or occupants of the Building; or (iv) which is inconsistent with the maintenance of the Building as an office building of the first class in the quality of its maintenance, use, or occupancy. Tenant shall not install or use any electrical or other equipment of any kind which, in the reasonable judgment of Landlord, might cause any such impairment, interference, discomfort, inconvenience, annoyance or injury. Landlord hereby agrees that any equipment shown on Tenant’s final approved plans and equivalent equipment in substitution of such equipment shall not, if maintained in good operating order, be deemed to violate the provisions of this Article 5.2.

5.3 Licenses and Permits. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business, and if the failure to secure such license or permit would in any way affect Landlord, the premises, the Building or Tenant’s ability to perform any of its obligations under this Lease, Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license and submit the same to inspection by Landlord. Tenant, at Tenant’s expense, shall at all times comply with the terms and conditions of each such license or permit. Tenant shall furnish all data and information to governmental authorities and Landlord as required in accordance with legal, regulatory, licensing or other similar requirements as they relate to Tenant’s use or occupancy of the premises or the Building.

6. RENT

During the term of this Lease the Yearly Rent and other charges, at the rate stated in Exhibit 1, shall be payable by Tenant to Landlord by monthly payments, as stated in Exhibit 1, in advance and without demand on the first day of each month for and in respect of such month. The rent and other charges reserved and covenanted to be paid under this Lease with respect to each Portion of the premises shall commence on the respective Rent Commencement Date in respect of such Portion of the premises. If, by reason of any provisions of this Lease, the rent reserved hereunder shall commence or terminate on any day other than the first day of a calendar month, the rent for such calendar month shall be prorated. The rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment, at the office of the Landlord or such place as Landlord may designate, and the rent and other charges in all circumstances shall be payable without any setoff or deduction whatsoever. Rental and any other sums due hereunder not paid within ten (10) days after the date due shall bear interest for each month or fraction thereof from the due date until paid computed at the annual rate of two percentage points over the so-called prime rate then currently from time to time charged to its most favored corporate customers by the largest national bank located in the city in which the Building is located, or at any applicable lesser maximum legally permissible rate for debts of this nature.

7. RENTABLE AREA

Total Rentable Area of the Premises and the Building shall be deemed to be as set forth in Exhibit 1.

8. SERVICES FURNISHED BY LANDLORD

8.1 Electric Current.

(a) As stated in Exhibit 1, Landlord will furnish to Tenant, as an incident of this Lease. on a sub-metered basis, electric current for the operation of lighting fixtures, and the 120-volt electrical outlets initially installed in the premises and additional outlets installed by Tenant with Landlord’s consent, which consent shall not be unreasonably withheld, for the operation of Tenant’s normal office fixtures and equipment, but excluding any high energy consumption equipment. or Landlord will require Tenant to contract with the company supplying electric current for the purchase and obtaining by Tenant of electric current directly from such company to be billed directly to, and paid for by, Tenant.

(b) Tenant shall pay to Landlord, as additional rent, the cost of the electricity consumed on the premises during the term of this Lease as shown on such sub-meter based upon the Electric Rate and Base Electric Cost, which Electric Rate and Base Electric Cost shall be equal to the actual amounts charged to Landlord by the utility company. The term “Base Electric Cost” as used in this Lease, shall be defined as the composite, effective cost per annum, as of the Execution Date, of electric current per square foot of Building Total Rentable Area (as defined in Exhibit 1) for those portions of the Building as to which Landlord is providing electric current. “Electric Rate,” as used in this Lease, shall be defined as the composite effective rate per kilowatt-hour taking into account the base utility rate, fuel adjustment factor, premium charges or credits for hours of use, and any other charges which Landlord is required to pay in connection with furnishing electricity to the Building. The parties acknowledge that the consumption of electricity in the premises (other than electricity consumed for the purposes of providing the services which Landlord is required to provide hereunder) will be measured by a separate sub-meter to be installed by Landlord. Tenant shall reimburse Landlord for the entire cost of such electric current as follows:

1. Commencing as of the Term Commencement Date and continuing until the procedures set forth in Paragraph 2 of this Article S.l(c) are effected, Tenant shall pay to Landlord at the same time and in the same manner that it pays its monthly payments of Yearly Rent hereunder, estimated monthly payments on account of Tenant’s obligation to reimburse Landlord for electricity consumed in the premises. Said estimated monthly payments are based upon the current Base Electric Cost and Electric Rate set forth on Exhibit 1. The Initial Estimated Monthly Electric Payment is set forth on Exhibit 1.

2. Periodically after the Term Commencement Date, Landlord shall determine the actual cost of electricity consumed by Tenant in the premises (i.e. by reading Tenant’s sub-meter and by applying the actual Electric Rate(s) applicable to the preceding period). If the total of Tenant’s estimated monthly payments on account of such period is less than the actual cost of electricity consumed in the premises during such period, Tenant shall pay the difference to Landlord when billed therefor. If the total of Tenant’s estimated monthly payments on account of such period is greater than the actual cost of electricity consumed in the premises during such period, Tenant may credit the difference against its next installment of rental or other charges due hereunder.

3. After each adjustment, as set forth in Paragraph 2 above, the amount of estimated monthly payments on account of Tenant’s obligation to reimburse Landlord for electricity in the premises shall be adjusted based upon the actual cost of electricity consumed during the immediately preceding period.

(c) Landlord, at any time, at its option and upon not less than thirty (30) days’ prior written notice to Tenant, may discontinue such furnishing of electric current to the premises; and in such case Tenant shall contract with the company supplying electric current for the purchase and obtaining by Tenant of electric current directly from such company. In the event Tenant itself contracts for electricity with the supplier, either initially or pursuant to Landlord’s option as above stated, Landlord shall (i) permit its risers, conduits and feeders to the extent available, suitable and safely capable, to be used for the purpose of enabling Tenant to purchase and obtain electric current directly from such company. (ii) without cost or charge to Tenant, make such alterations and additions to the electrical equipment and/or appliances in the Building as such company shall specify for the purpose of enabling Tenant to purchase and obtain electric current directly from such company, and (iii) at Landlord’s expense, furnish and install in or near the premises any necessary metering equipment used in connection with measuring Tenant’s consumption of electric current and Tenant, at Tenant’s expense, shall maintain and keep in repair such metering equipment. In the event that Landlord shall exercise the option set forth in this Subparagraph 8.l(e), then (i) if Landlord is furnishing Tenant electric current on an additional rent basis, Tenant shall have no further obligation to pay Electricity Rent to Landlord after the date Landlord discontinues such furnishing of electric current or (ii) if Landlord is furnishing Tenant electric current on a sub-metered basis, Tenant shall have no further obligation to make any Estimated Monthly Electric Payments after the date Landlord discontinues such furnishing of electric current.

(d) Whether or not Landlord is furnishing electric current to Tenant, if Tenant shall require electric current for use in the premises in excess of such reasonable quantity to be furnished for such use as hereinabove provided and if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements or (ii) such excess use shall result in an additional burden on the Building air conditioning system and additional cost to Landlord on account thereof then, as the case may be, (x) Landlord upon written request and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant if current therefor be available to Landlord, provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause damage to the Building or the premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interfere with or disturb other tenants or occupants of the Building or (y) Tenant shall reimburse Landlord for such additional cost, as aforesaid.

(e) Landlord, upon Tenant’s request, shall purchase and install all replacement lamps of types generally commercially available (including, but not limited to, incandescent and fluorescent) used in the premises.

(f) Subject to Article 8.8, Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of electrical energy is changed or is no longer available or suitable for Tenant’s requirements.

(g) Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the premises which would have an adverse effect on the Building’s systems without the prior written consent of Landlord in each instance first obtained, which consent will not be unreasonably withheld, and will promptly advise Landlord of any other alteration or addition to such electrical equipment and/or appliances.

(h) Any equipment shown on Tenant’s final approved plans and any equipment substituted therefor which has equivalent electrical requirements shall, provided that Tenant maintains such equipment in good operating order, not be deemed to require electric current in excess of the reasonable quantity to be furnished for Tenant’s use as hereinabove provided.

8.2 Water. Landlord shall furnish hot and cold water for ordinary premises, cleaning, toilet, lavatory and drinking purposes. If Tenant requires, uses or consumes water for any purpose other than for the aforementioned purposes, Landlord may (i) assess a reasonable charge for the additional water so used or consumed by Tenant or (ii) install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Landlord shall pay the cost of the meter and the cost of installation thereof and shall keep said meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on said meter, together with the sewer charge based on said meter charges, as and when bills are rendered, and on default in making such payment Landlord may pay such charges and collect the same from Tenant. All piping and other equipment and facilities for use of water outside the building core will be installed and maintained by Landlord at Tenant’s sole cost and expense.

8.3 Elevators, Heat, Cleaning, Lighting.

(a) Landlord at its expense shall: (i) provide necessary elevator facilities (which may be manually or automatically operated, either or both, as Landlord may from time to time elect) on Mondays through Fridays, excepting legal holidays, (as defined on Exhibit 8), from 8:00 a.m. to 6:00 p.m. and on Saturdays, excepting legal holidays, from 8:00 a.m. to 1:00 p.m. (called “business days”) and have one elevator in operation available for Tenant’s use, non-exclusively, together with others having business in the Building, at all other times; (ii) furnish heat (substantially equivalent to that being furnished in comparably aged similarly equipped office buildings in the same city) to the premises during the normal heating season on business days to maintain a temperature of 68 degrees Fahrenheit dry bulb with outside conditions of 3 degrees Fahrenheit dry bulb; (iii) cause the office areas of the premises to be cleaned on business days (except on Saturdays) provided the same are kept in order by Tenant; (iv) provide emergency lighting in the common areas of the Building as and to the extent required by applicable law; (v) provide lighting in the common areas of the Building and in the parking areas as necessary, and (vi) provide venting in the common restrooms of the Building on business days. Either Exhibit 4 (if annexed hereto) or, otherwise, the cleaning standards generally prevailing in first-class office buildings in the city or town where the Building is located, shall represent substantially the extent and scope of the cleaning by Landlord referred to in this Article 8.3.

(b) The parties agree and acknowledge that, despite reasonable precautions in selecting cleaning and maintenance contractors and personnel, any property or equipment in the premises of a delicate, fragile or vulnerable nature may nevertheless be damaged in the course of cleaning and maintenance services being performed. Accordingly, Tenant shall take reasonable protective precautions with such property and equipment (including, without limitation, computers or other data processing components or equipment and optical or electronic equipment, etc.), e.g., housing the property and equipment in a separate, locked room, so as to render it inaccessible to the Building’s cleaning personnel.

8.4 Air Conditioning. Landlord shall through the air conditioning equipment of the Building furnish to and distribute in the premises and the common areas of the Building air conditioning as normal seasonal changes may require on business days during the hours as aforesaid in Article 8.3 when air conditioning may reasonably be required for the comfortable occupancy of the premises by Tenant. Tenant agrees to lower and close the blinds or drapes when necessary because of the sun’s position, whenever the air conditioning system is in operation, and to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air conditioning system. The air conditioning system referred to in this Article 8.4 shall be capable of providing 78’ F dry bulb and 50% relative humidity with outside conditions of 92’ F dry bulb and 74’ F wet bulb. The foregoing design conditions shall be based upon an occupancy within each separately partitioned area in the premises of not more than one person per 100 square feet of Total Rentable Area and upon a combined lighting and standard electrical load not to exceed 2 1/2 watts per square foot of Total Rentable Area.

8.5 Additional Heat, Ventilating and Cleaning Services.

(a) Landlord will use reasonable efforts upon reasonable advance written notice from Tenant of its requirements in that regard, to furnish additional heat, ventilating or cleaning services to the premises on days and at times other than as above provided.

(b) Tenant will pay to Landlord a reasonable charge (i) for any such additional heat, ventilating or cleaning service required by Tenant. (ii) for any extra cleaning of the premises required because of the carelessness or indifference of Tenant or because of Tenant’s Weekly Receptions, as defined in Article 5.1, and (iii) for any cleaning done at the request of Tenant of any portions of the premises which may be used for storage, shipping room or other non-office purposes. If the cost to Landlord for cleaning the premises shall be increased due to the installation in the premises, at Tenant’s request, of any materials or finish other than those which are building standard, Tenant shall pay to Landlord an amount equal to such increase in cost. The charge for additional heating and ventilating shall be equal to the actual cost of providing such service, including overhead and depreciation, but excluding profit, which charge, as of the Execution Date of this Lease, is equal to $40.75 per hour. Said charge shall only be increased in relation to the increase in actual costs incurred by Landlord in providing such heating, ventilating and air conditioning service.

8.6 Additional Air Conditioning Equipment. In the event Tenant requires additional air conditioning for business machines, meeting rooms or other special purposes, or because of occupancy or excess electrical loads, any additional air conditioning units, chillers, condensers, compressors, ducts, piping and other equipment, such additional air conditioning equipment will be installed and maintained by Landlord at Tenant’s sole cost and expense, but only if, in Landlord’s reasonable judgment, the same will not cause damage or injury to the Building or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants; and Tenant shall reimburse Landlord in such an amount as will compensate it for the cost incurred by it in operating such additional air conditioning equipment. Any additional air conditioning equipment shown on Tenant’s final approved plans and any equipment substituted therefor which has equivalent electrical requirements shall, provided that Tenant maintains such equipment in good operating order, not be deemed to violate the provisions of this Article 8.6.

8.7 Repairs. Except as otherwise provided in Articles 18 and 20, and subject to Tenant’s obligations in Article 14, Landlord shall keep and maintain the roof, exterior walls, structural floor slabs, columns, elevators, public stairways and corridors, lavatories, equipment (including, without limitation, sanitary, electrical, heating, air conditioning, or other systems) and other common facilities of the Building, including the parking areas thereof, in good condition and repair.

8.8 Interruption or Curtailment of Services.

A. When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are necessary to be made, or of inability in securing supplies or labor, or of strikes, or of any other cause beyond the reasonable control of Landlord, whether such other cause be similar or dissimilar to those hereinabove specifically mentioned until said cause has been removed, Landlord reserves the right to interrupt, curtail, stop or suspend (i) the furnishing of heating, elevator, air conditioning, and cleaning services and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but there shall be no diminution or abatement of rent or other compensation due from Landlord to Tenant hereunder,

B. Notwithstanding anything to the contrary in this Lease contained, if the premises shall lack any service which Landlord is required to provide hereunder (thereby rendering the premises or a portion thereof untenantable) so that, for the Landlord Service Interruption Cure Period, as hereinafter defined, the continued operation in the ordinary course of Tenant’s business is materially adversely affected and if Tenant ceases to use the affected portion of the premises during the period of untenantability as the direct result of such lack of service, then, provided that Tenant ceases to use the affected portion of the premises during the entirety of the Landlord Service Interruption Cure Period and that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees or contractors, Yearly Rent, Operating Expense Excess and Tax Excess shall thereafter be abated in proportion to such untenantability until the day such condition is completely corrected.

For the purposes hereof, the “Landlord Service interruption Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the premises, provided however, that the Landlord Service Interruption Cure Period shall be ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of such condition causing untenantability in the premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

C. Notwithstanding anything to the contrary in this Lease contained, in the event that the premises lack any service which Landlord is required to provide hereunder or electric current thereby rendering the premises or any material portion thereof untenantable, the untenantability of which substantially adversely affects the continued operation in the ordinary course of Tenant’s business, and (i) if such untenantability continues for ninety (90) consecutive days after Landlord’s receipt of written notice of such condition from Tenant, and (ii) such untenantability is not caused by the fault or neglect of Tenant, or Tenant’s agents, employees, or contractors, then, provided that Tenant ceases to use the affected portion of the premises during the entire period of such untenantability, Tenant shall have the right to terminate this Lease exercisable by giving Landlord a written termination notice as follows. This Lease shall terminate as of the date ten (10) days after Landlord’s receipt of Tenant’s notice, unless Landlord shall have cured such condition on or before such tenth day.

D. The provisions of Paragraphs B and C of this Article 8.8 shall not apply in the event of untenantability caused by fire or other insured casualty, or taking (see Articles 18 and 20).

8.9 Energy Conservation. Notwithstanding anything to the contrary in this Article 8 or in this Lease contained, Landlord may institute, and Tenant shall comply with, such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services, or as may be necessary or required to comply with applicable codes, rules regulations or standards.

8.10 Miscellaneous. Other than air conditioning, all services provided by Landlord to Tenant are based upon an assumed maximum premises population of one person per two hundred (200) square feet of Total Rentable Area (“Limit”), which Limit Tenant shall in no event exceed. Notwithstanding anything to the contrary in the Lease contained, the parties hereby acknowledge that within the classrooms of the premises, Tenant will be exceeding the Limit. Landlord shall permit Tenant to exceed the Limit in the classrooms, provided that (i) Tenant keeps such classrooms reasonably clean (i.e., putting cups, cans, paper, etc. in wastebaskets) and (ii) Tenant’s use of the classrooms complies with all applicable zoning and other legal requirements.

9. ESCALATION

9.1 Definitions. As used in this Article 9, the words and terms which follow mean and include the following:

(a) “Operating Year” shall mean a calendar year in which occurs any part of the term of this Lease.

(b) “Operating Costs in the Base Year” shall be the amount as stated in Exhibit 1

(c) “Tenant’s Proportionate Share” shall be the figure as stated in Exhibit 1.

(d) “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Building and the land on which it stands and upon any personal property of Landlord used in the operation thereof, or Landlord’s interest in the Building or such personal property (provided however, that with respect to any personal property used in the operation of buildings other than the Building the Taxes imposed on such personal property shall be equitably apportioned among such buildings), charges, fees and assessments for transit, housing, police, fire or other governmental services or purported benefits to the Building; service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operating, use or occupancy of the Building or based upon rentals derived therefrom, which are or shall be imposed by National, State, Municipal or other authorities. As of the Execution Date, “Taxes” shall not include any I franchise, rental, income or profit tax, capital levy or excise, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute “Taxes,” whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute “Taxes,” but only to the extent calculated as if the Building and the land upon which it stands is the only real estate owned by Landlord. “Taxes” shall also include expenses of tax abatement or other proceedings contesting assessments or levies.

(e) “Tax Base” shall be the amount stated in Exhibit 1 and shall apply to a Tax Period of twelve (12) months. Tax Base shall be reduced pro rata if and to the extent that the Tax Period contains fewer than twelve (12) months.

(f) “Tax Period” shall be any fiscal tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority, any portion of which period occurs during the term of this Lease, the first such Period being the one in which the Term Commencement Date occurs.

(g) “Operating Costs”:

(1) Definition of Operating Costs. “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation and management, for repair and replacements, cleaning and maintenance of the Building and grounds including, without limitation, vehicular and pedestrian passageways related to the Building (but excluding those areas, if any, outside the Building and for which operating expenses are chargeable to non-office (i.e., commercial) tenants), related equipment, facilities and appurtenances, elevators, cooling and heating equipment. In the event that Landlord or Landlord’s managers or agents perform services for the benefit of the Building off-site which would otherwise be performed on-site (e.g., accounting), the cost of such services shall be reasonably allocated among the properties benefiting from such service and shall be included in Operating Costs. The Building’s pro rata share (as reasonably determined by Landlord) of the cost of operating, managing (including, without limitation, the cost of the management office for the buildings and facilities and the Park), maintaining and cleaning (including, without limitation, snow and ice removal) the parking and other common areas and facilities of the Park shared by the Building and other buildings in the Park shall be included in Operating Costs. Operating Costs shall include, without limitation, those categories of “Specifically Included Operating Costs,” as set forth below, but shall not include “Excluded Costs,” as hereinafter defined. If during all or part of any Operating Year (including, without limitation, the Base Year), Landlord is not performing or furnishing any item to any portion of the Building (the cost of which, if performed or furnished by Landlord to such portion of the Building would constitute a part of Operating Costs) on account of (a) such portion of the Building not being occupied or leased. (b) such item not being required or desired by a tenant, (c) any tenant itself obtaining or providing such item, or (d) any other reason, whether similar or dissimilar to the foregoing; then, Operating Costs shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Landlord if it had performed or furnished such item to 95% of the Building.

(2) Definition of Excluded Costs. “Excluded Costs” shall be defined as:

(i) mortgage charges, brokerage commissions, salaries of executives and owners not directly employed in the management/operation of the Building, the cost of work done by Landlord for a particular tenant for which Landlord has the right to be reimbursed by such tenant;

(ii) costs to comply with any and all applicable federal, state and/or local laws, ordinances, rules and regulations (collectively “Laws”) which are effective and apply to the Building as of the Term Commencement Date;

(iii) subject to Subparagraph (3) below, such portion of expenditures as are not properly chargeable against income;

(iv) renovating or

otherwise improving, decorating, painting, or redecorating space for tenants or other occupants of the Building;

(v) attorneys’ fees, tenant improvement allowance, costs and disbursements and other expenses incurred in connection with negotiations with tenants or incurred in connection with the Building;

(vi) depreciation and amortization, except as provided in Article 9.1 (g)(3);

(vii) rental under any ground or underlying lease or leases;

(viii) repairs or other work occasioned by fire, windstorm or other casualty or by the exercise of eminent domain;

(ix) interest on debt or amortization payments on any mortgage or mortgages;

(x) Landlord’s general overhead except as it directly relates to the operation and management of the Building, Tenant hereby acknowledging that Operating Costs shall include a management fee;

(xi) costs incurred to clean up, contain, abate, remove or otherwise remediate asbestos or hazardous materials or substances from the Building, the Land or the Park:

(xii) capital expenditures, except as provided in Article 9. I (g)(3);

(xiii) marketing expenditures; and

(xiv) management fees in excess of four (4%) percent of the gross income of the Building.

(3) Capital Expenditures.

(i) New Capital Items. If a new capital item is acquired which does not replace another capital item which was worn out, has become obsolete, etc., and such new capital item is either required by law or reasonably estimated to reduce Operating Costs, then there shall be included in Operating Costs for each Operating Year in which and after such capital expenditure is made the Annual Charge-Off of such capital expenditure.

(ii) Annual Charge-Off. “Annual Charge-Off” shall be defined as the annual amount of principal and interest payments which would be required to repay a loan (“Capital Loan”) in equal monthly installments over the Useful Life, as hereinafter defined, of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, as hereinafter defined, where the initial principal balance is the cost of the capital item in question. Notwithstanding the foregoing, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Building operating expenses including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the Annual Charge-Off of such capital expenditure computed as aforesaid, then and in such events, the Annual Charge-Off shall be increased to an amount equal to the Projected Annual Savings; and in such circumstances, the increased Annual Charge-Off (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the capital item in question, together with interest thereon at the Capital Interest Rate as aforesaid, in equal monthly payments, each in the amount of one-twelfth (1/12th) of the Projected Annual Savings, with such payments being applied first to interest and the balance to principal.

(iii) Useful Life. “Useful Life” shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.

(iv) Capital interest Rate. “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or. If the capital item is acquired through third-party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(4) Specifically Included Categories of Operating Costs.

Operating Costs shall include, but not be limited to, the following:

Taxes (other than real estate taxes): Sales, Federal Social Security, Unemployment and Old Age Taxes and contributions and State Unemployment taxes and contributions accruing to and paid by the Landlord on account of all employees of Landlord and/or Landlord’s managing agent, who are employed in, about or on account of the Building, except that taxes levied upon the net income of the Landlord and taxes withheld from employees, and “Taxes” as defined in Article 9.l(d) shall not be included herein, provided however, that with respect to any employee who performs services for buildings other than the Building, the taxes payable or allocable to such employee shall be equitably apportioned among the buildings to which such employee, renders services based upon the time which such employee spent performing services for each such building.

Water: All charges and rates connected with water supplied to the Building and related sewer use charges.

Heat and Air Conditioning: All charges connected with heat and air conditioning supplied to the Building.

Wages: Wages and cost of all employee benefits of all employees of the Landlord and/or Landlord’s managing agent who are employed in, about or on account of the Building, provided however, that with respect to any employee who performs services for buildings other than the Building, the wages and costs payable or allocable to such employee shall be equitably apportioned among the buildings to which such employee renders services based upon the time which such employee spent performing services for each such building.

Cleaning: The cost of labor and material for cleaning the Building, surrounding areaways and windows in the Building.

Elevator Maintenance: All expenses for or on account of the upkeep and maintenance of all elevators in the Building.

Electricity: The actual cost of all electric current for the operation of any machine, appliance or device used for the operation of the common areas of the Building, including the cost of electric current for the elevators, lights, air conditioning and heating.

Insurance, etc.: Fire, casualty, liability and such other insurance as may from time to time be required by lending institutions on first-class office buildings in the City or Town wherein the Building is located and all other expenses customarily incurred in connection with the operation and maintenance of first-class office buildings in the City or Town wherein the Building is located including, without limitation, a management fee payable by Landlord and rental costs associated with the Park’s management office. Such rental costs shall be equitably apportioned among the buildings in the Park owned by Landlord.

9.2 Tax Excess. If in any Tax Period the Taxes exceed the Tax Base, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess, such amount being hereinafter referred to as “Tax Excess”. Tax Excess shall be due when billed by Landlord. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Tax Excess, calculated by Landlord on the basis of the most recent Tax data available. If the total of such monthly remittances on account of any Tax Period is greater than the actual Tax Excess for such Tax Period, Tenant may credit the difference against the next installment of rental or other charges due to Landlord hereunder. If the total of such remittances is less than the actual Tax Excess for such Tax Period, Tenant shall pay the difference to Landlord when billed therefor.

Appropriate credit against Tax Excess shall be given for any refund obtained by reason of a reduction in any Taxes by the Assessors or the administrative, judicial or other governmental agency responsible therefor. The original computations, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under the provisions of this Article 9.2 shall be based on the original assessed valuations with adjustments to be made at a later date when the tax refund, if any, shall be paid to Landlord by the taxing authorities. Expenditures for legal fees and for other similar or dissimilar expenses incurred in obtaining the tax refund may be charged against the tax refund before the adjustments are made for the Tax Period.

9.3 Operating Expense Excess. If the Operating Costs in any Operating Year exceed the Operating Costs in the Base Year, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess, such amount being hereinafter referred to as “Operating Expense Excess.” Operating Expense Excess shall be due when billed by Landlord. In implementation and not in limitation of the foregoing, Tenant shall remit to Landlord pro rata monthly installments on account of projected Operating Expense Excess, calculated by Landlord on the basis of the most recent Operating Costs data or budget available. If the total of such monthly remittances on account of any Operating Year is greater than the actual Operating Expense Excess for such Operating Year, Tenant may credit the difference against the next installment of rent or other charges due to Landlord hereunder. If the total of such remittances is less than actual Operating Expense Excess for such Operating Year, Tenant shall pay the difference to Landlord when billed therefor.

9.4 Part Years. If the Term Commencement Date or the Termination Date occurs in the middle of an Operating Year or Tax Period, Tenant shall be liable for only that portion of the Operating Expense or Tax Excess, as the case may be, in respect of such Operating Year or Tax Period represented by a fraction the numerator of which is the number of days of the herein term which falls within the Operating Year or Tax Period and the denominator of which is three hundred sixty-five (365), or the number of days in said Tax Period, as the case may be.

9.5 Effect of Taking. In the event of any taking of the Building or the land upon which it stands under circumstances whereby this Lease shall not terminate under the provisions of Article 20 then, for the purposes of determining Tax Excess, there shall be substituted for the Tax Base originally provided for herein a fraction of such Tax Base, the numerator of which fraction shall be the Taxes for the first Tax Period subsequent to the condemnation or taking which takes into account such condemnation or taking, and the denominator of which shall be the Taxes for the last Tax Period prior to the condemnation or taking, which did not take into account such condemnation or taking. Tenant’s Proportionate Share shall be adjusted appropriately to reflect the proportion of the premises and/or the Building remaining after such taking.

9.6 Disputes, etc. Any disputes arising under this Article 9 may, at the election of either party, be submitted to arbitration as hereinafter provided. Any obligations under this Article 9 which shall not have been paid at the expiration or sooner termination of the term of this Lease shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

10. CHANGES OR ALTERATIONS BY LANDLORD

Landlord reserves the right, exercisable by itself or its nominee, at any time and from time to time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, to make such changes. alterations, additions, improvements, repairs or replacements in or to (i) the Building (including the premises) and the fixtures and equipment thereof, (ii) the street entrances, halls, passages, elevators, escalators, and stairways of the Building, as it may deem necessary or desirable, and (iii) the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs. toilets, or other public parts of the Building, or (iv) the parking and other common areas of the Park, provided, however, that there be no unreasonable obstruction of the right of access to, or unreasonable interference with the use and enjoyment of, the premises by Tenant. Nothing contained in this Article 10 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any governmental or other authority. Landlord reserves the right to adopt and at any time and from time to time to change the name or address of the Building. Neither this Lease nor any use by Tenant shall give Tenant any right or easement for the use of any door or any passage or any concourse connecting with any other building or to any public convenience, and the use of such doors, passages and concourses and of such conveniences may be regulated or discontinued at any time and from time to time by Landlord without notice to Tenant and without affecting the obligation of Tenant hereunder or incurring any liability to Tenant therefor, provided, however, that there be no unreasonable obstruction of the right of access to, or unreasonable interference with the use of the premises by Tenant.

If at any time any windows of the premises are temporarily closed or darkened for any reason whatsoever including but not limited to, Landlord’s own acts, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatements of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

11. FIXTURES, EQUIPMENT AND IMPROVEMENTS—REMOVAL BY TENANT

All fixtures, equipment, improvements and appurtenances attached to or built into the premises prior to or during the term, whether by Landlord at its expense or at the expense of Tenant (either or both) or by Tenant shall be and remain part of the premises and shall not be removed by Tenant during or at the end of the term unless Landlord otherwise elects to require Tenant to remove such fixtures, equipment, improvements and appurtenances, in accordance with Articles 12 and/or 22 of the Lease. All electric, telephone, telegraph, communication, radio, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, built-in shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment, shall be deemed to be included in such fixtures, equipment, improvements and appurtenances, whether or not attached to or built into the premises. Where not built into the premises, all removable electric fixtures, carpets, drinking or tap water facilities, furniture, or trade fixtures or business equipment or Tenant’s inventory or stock in trade shall not be deemed to be included in such fixtures, equipment, improvements and appurtenances and may be, and upon the request of Landlord will be, removed by Tenant upon the condition that such removal shall not materially damage the premises or the Building and that the cost of repairing any damage to the premises or the Building arising from installation or such removal shall be paid by Tenant. If this Lease shall be terminated by reason of Tenant’s breach or default, then, notwithstanding anything to the contrary in this Lease contained, Landlord shall have a lien against all Tenant’s property in the premises or elsewhere in the Building at the time of such termination to secure Landlord’s rights under Article 2 1 hereof. Tenant shall, within ten (10) days of Landlord’s written request, from time to time, execute and deliver to Landlord such documentation (e.g., UCC statements) as may be necessary to enable Landlord to perfect such lien.

12. ALTERATIONS AND IMPROVEMENTS BY TENANT

Tenant shall make no alterations, decorations, installations, removals, additions or improvements in or to the premises without Landlord’s prior written consent and then only those (i) which equal or exceed the specifications and quantities provided in Exhibit 3. and (ii) made by contractors or mechanics approved by Landlord. No installations or work shall be undertaken or begun by Tenant until: (i) Landlord has approved written plans and specifications and a time schedule for such work; and (ii) Tenant has made provision for either written waivers of liens from all contractors, laborers and suppliers of materials for such installations or work, the filing of lien bonds on behalf of such contractors, laborers and suppliers, or other appropriate protective measures approved by Landlord. No amendments or additions to such plans and specifications shall be made without the prior written consent of Landlord. Landlord’s consent and approval required under this Article 12 shall not be unreasonably withheld. Landlord’s approval is solely given for the benefit of Landlord and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of Tenant’s plans for any purpose whatsoever, other than with respect to Tenant complying with Tenant’s obligations under the Lease to obtain Landlord’s approval thereof. Without limiting the foregoing, Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant in the premises including, without limitation, furniture, carpeting, copiers, laser printers, computers and refrigerators. Any such work, alterations, decorations, installations, removals, additions and improvements shall be done at Tenant’s sole expense and at such times and in such manner as Landlord may from time to time designate. If Tenant shall make any alterations, decorations, installations, removals, additions or improvements then Landlord may elect to require the Tenant at the expiration or sooner termination of the term of this Lease to restore the premises to substantially the same condition as existed at the Term Commencement Date. Landlord agrees to make such election at the time that Landlord approves Tenant’s plans for any such alterations, etc., if Tenant requests in writing that Landlord make such election at the time that Tenant requests Landlord’s approval of such alterations, etc. Tenant shall pay, as an additional charge, the entire increase in real estate taxes on the Building which shall, at any time prior to or after the Term Commencement Date, result from or be attributable to any alteration, addition or improvement to the premises made by or for the account of Tenant in excess of the specifications and quantities provided in Exhibit 3.

13. TENANT’S CONTRACTORS—MECHANICS’ AND OTHER LIENS—STANDARD OF TENANT’S PERFORMANCE—COMPLIANCE WITH LAWS

Whenever Tenant shall make any alterations, decorations, installations, removals, additions or improvements in or to the premises—whether such work be done prior to or after the Term Commencement Date—Tenant will strictly observe the following covenants and agreements:

(a) Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof.

(b) In no event shall any material or equipment be incorporated in or added to the premises, so as to become a fixture or otherwise a part of the Building, in connection with any such alteration, decoration, installation, addition or improvement which is subject to any lien, charge, mortgage or other encumbrance of any kind whatsoever or is subject to any security interest or any form of title retention agreement. Any mechanic’s lien filed against the premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s expense by filing the bond required by law or otherwise. If Tenant fails so to discharge any lien, Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord for any expense or cost incurred by Landlord in so doing within fifteen (15) days after rendition of a bill therefor.

(c) All installations or work done by Tenant shall be at its own expense and shall at all times comply with (i) laws, rules, orders and regulations of governmental authorities having jurisdiction thereof; (ii) orders, rules and regulations of any Board of Fire Underwriters. or any other body hereafter constituted exercising similar functions, and governing insurance rating bureaus; (iii) Rules and Regulations of Landlord; and (iv) plans and specifications prepared by and at the expense of Tenant theretofore submitted to and approved by Landlord.

(d) Tenant shall procure all necessary permits before undertaking any work in the premises; do ail of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and defend, save harmless, exonerate and indemnify Landlord from all injury, loss or damage to any person or property occasioned by or growing out of such work. Tenant shall cause contractors employed by Tenant to carry Worker’s Compensation Insurance in accordance with statutory requirements, Automobile Liability Insurance and, naming Landlord as an additional insured, Commercial General Liability Insurance covering such contractors on or about the premises in the amounts stated in Article 15 hereof or in such other reasonable amounts as Landlord shall require and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work.

14. REPAIRS BY TENANT—FLOOR LOAD

14.1 Repairs by Tenant. Tenant shall keep the premises neat and clean (including periodic rug shampoo and waxing of tiled floors and cleaning of blinds and drapes) and in such repair, order and condition as the same are in on the Term Commencement Date or may be put in during the term hereof, reasonable use and wearing thereof and damage by fire or by other casualty excepted. Tenant shall be solely responsible for the proper maintenance of all equipment and appliances operated by Tenant, including, without limitation, copiers, laser printers, computers and refrigerators. Tenant shall make, as and when needed as a result of misuse by, or neglect or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, invitees, or licensees or otherwise, all repairs in and about the premises necessary to preserve them in such repair, order and condition, which repairs shall be in quality and class equal to the original work. Landlord may elect, at the expense of Tenant, to make any such repairs or to repair any damage or injury to the Building or the premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, or licensees.

14.2 Floor Load—Heavy Machinery. Tenant shall not place a load upon any floor of the premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter, or fixtures into or out of the Building without Landlord’s prior written consent. If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. Proper placement of all such business machines, etc. in the premises shall be Tenant’s responsibility.

15. INSURANCE, INDEMNIFICATION, EXONERATION AND EXCULPATION

15.1 General Liability Insurance. Tenant shall procure, and keep in force and pay for, Commercial General Liability Insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury. sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time Tenant and/or its contractors enter the premises in accordance with Article 4 of this Lease, of not less than One Million ($1.000,000) Dollars in the event of personal injury to any number of persons or damage to property, arising out of any one occurrence, with an umbrella policy of not less than Five Million ($5,000,000) Dollars, and from time to time thereafter shall be not less than such higher amounts. If procurable, as may be reasonably required by Landlord and are customarily carried by responsible similar tenants in the City or Town wherein the Building is located.

15.1A Liquor Legal Liability Insurance. If alcoholic beverages are sold, used, delivered or stored on, in or from the premises, Tenant shall maintain throughout the term of this Lease at its expense, insurance of not less than Two Million Dollars ($2,000,000) covering any claims arising under applicable law relating to the manufacture. storage, sale, use or giving away of any alcoholic or other intoxicating liquor or beverage in connection with Tenant’s operations in the Building, which claims could be asserted against Landlord, Tenant, the Building or the premises.

15.2 Certificates of Insurance. Such insurance shall be effected with insurers approved by Landlord, authorized to do business in the State wherein the Building is situated under valid and enforceable policies wherein Tenant names Landlord and Landlord’s managing agent as additional insureds. Such insurance shall provide that it shall not be canceled or modified without at least thirty (30) days’ prior written notice to each insured named therein. On or before the time Tenant and/or its contractors enter the premises in accordance with Articles 4 and 14 of this Lease and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, original copies of the policies provided for in Article 15.1 issued by the respective insurers, or certificates of such policies setting forth in full the provisions thereof and issued by such insurers together with evidence satisfactory to Landlord of the payment of all premiums for such policies, shall be delivered by Tenant to Landlord and certificates as aforesaid of such policies shall upon request of Landlord, be delivered by Tenant to the holder of any mortgage affecting the premises.

15.3 General. Tenant will save Landlord, its agents and employees, harmless and will exonerate, defend and indemnify Landlord, its agents and employees, from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority arising from the Tenant’s breach of the Lease or:

(a) On account of or based upon any injury to person, or loss of or damage to property, sustained or occurring on the premises on account of or based upon the act, omission, fault, negligence or misconduct of any person whomsoever (except to the extent the same is caused by Landlord, its agents, contractors or employees);

(b) On account of or based upon any injury to person, or loss of or damage to property, sustained or occurring elsewhere (other than on the premises) in or about the Building (and, in particular, without limiting the generality of the foregoing, on or about the elevators, stairways, public corridors, sidewalks, concourses, arcades, malls, galleries, vehicular tunnels, approaches, areaways, roof, or other appurtenances and facilities used in connection with the Building or premises) arising out of the negligence or willful misconduct of Tenant, its agents, employees or contractors: and

(c) On account of or based upon (including monies due on account of) any work or thing whatsoever done (other than by Landlord or its contractors, or agents or employees of either) on the premises during the term of this Lease and during the period of time, if any, prior to the Term Commencement Date that Tenant may have been given access to the premises.

(d) Tenant’s obligations under this Article 15.3 shall be insured either under the Commercial General Liability Insurance required under Article 15.1, above, or by a contractual insurance rider or other coverage; and certificates of insurance in respect thereof shall be provided by Tenant to Landlord upon request.

15.3A Landlord’s Indemnity of Tenant. Landlord, subject to the limitations on Landlord’s liability contained in Articles 19 and 26 of this Lease, agrees to hold Tenant harmless and to defend, exonerate and indemnify Tenant from and against any and all claims, liabilities, or penalties asserted by or on behalf of any third party (i.e. any person, firm, corporation or public authority) for damage to property or injuries to persons on account of or based upon any injury to persons, or loss of or damage to property, sustained or occurring in the Building to the extent arising from the negligence, or willful misconduct of Landlord or Landlord’s agents, employees or contractors.

15.4 Property of Tenant. In addition to and not in limitation of the foregoing, Tenant covenants and agrees that, to the maximum extent permitted by law, all merchandise, furniture, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the premises or Building, in the public corridors, or on the sidewalks, areaways and approaches adjacent thereto, shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever no part of said damage or loss shall be charged to, or borne by, Landlord.

15.5 Bursting of Pipes, etc. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or subsurface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, unless caused by or due to the negligence of Landlord, its agents, servants or employees, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition), only after (i) notice to Landlord of the condition claimed to constitute negligence and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having taken all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. In no event shall Landlord be liable for any loss, the risk of which is covered by Tenant’s insurance or is required to be so covered by this Lease; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall Landlord be liable for any latent defect in the premises or in the Building; provided however, that the foregoing shall not relieve Landlord of its obligation to perform maintenance and repairs pursuant to Article 8.7. Landlord shall cooperate with Tenant in such manner as Tenant shall reasonably request in the event that Tenant suffers any loss or damage by reason of any such latent defect so that Tenant shall be able to prosecute any claim which it may have against the contractor and/or material supplier responsible for such latent defect. Without limiting the foregoing, Landlord shall assign its right to Tenant against any such contractor and/or material supplier, if necessary to enable Tenant to prosecute its claim against any such contractor and/or material supplier.

15.6 Repairs and Alterations—No Diminution of Rental Value. Except as otherwise provided in Article 18, there shall be no allowance to Tenant for diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to Tenant arising from any repairs, alterations, additions. replacements or improvements made by Landlord, Tenant or others in or to any portion of the Building or premises or any property adjoining the Building, or in or to fixtures, appurtenances, or equipment thereof, or for failure of Landlord or others to make any repairs, alterations, additions or improvements in or to any portion of the Building, or of the premises, or in or to the fixtures, appurtenances or equipment thereof.

16. ASSIGNMENT, MORTGAGING AND SUBLETTING

A. Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, voluntarily, by operation of law or otherwise, and that neither the premises, nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, or permitted to be used or occupied, or utilized for desk space or for mailing privileges, by anyone other than Tenant, or for any use or purpose other than as stated in Exhibit 1, or be sublet, or offered or advertised for subletting. Notwithstanding the foregoing, it is hereby expressly understood and agreed however, if Tenant is a corporation, that the assignment or transfer of this Lease, and the term and estate hereby granted, to any corporation into which Tenant is merged or with which Tenant is consolidated which corporation shall have a net worth at least equal to that of Tenant immediately prior to such merger or consolidation (such corporation being hereinafter called “Assignee”), shall not be deemed to be prohibited hereby if, and upon the express condition that Assignee and Tenant shall promptly execute, acknowledge and deliver to Landlord an agreement (“Assumption Agreement”) in form and substance satisfactory to Landlord whereby Assignee shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be performed, and whereby Assignee shall expressly agree that the provisions of this Article 16 shall, notwithstanding such assignment or transfer, continue to be binding upon it with respect to all future assignments and transfers. Attached to the Lease as Exhibit 9 is a form of Assumption Agreement which is satisfactory to Landlord.

B. Notwithstanding anything to the contrary in the Lease contained:

1. Tenant shall, prior to offering or advertising the premises or any portion thereof for sublease or assignment give Landlord a Recapture Offer, as hereinafter defined.

2. For the purposes hereof a “Recapture Offer” shall be defined as a notice in writing from Tenant to Landlord which:

(a) States that Tenant desires to sublet the premises, or a portion thereof, or to assign its interest in this Lease.

(b) Identifies the affected portion of the premises (“Recapture Premises”).

(c) Identifies the period of time (“Recapture Period”) during which Tenant proposes to sublet the Recapture Premises or to assign its interest in the Lease.

(d) Offers to Landlord to terminate the Lease in respect of the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in the Lease or a subletting for the remainder of the term of the Lease) or to suspend the term of the Lease pro tanto in respect of the Recapture Period (i.e. the term of the Lease in respect of the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be reduced in proportion to the ratio of the Total Rentable Area of the Recapture Premises to the Total Rentable Area of the premises then demised to Tenant).

3. Landlord shall have thirty (30) days to accept a Recapture Offer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer, then Landlord agrees that it will not unreasonably withhold or delay its consent to a sublease of the Recapture Premises for the Recapture Period, or an assignment of Tenant’s interest in the Lease, as the case may be, to a Qualified Transferee, as hereinafter defined.

4. For the purposes hereof, a “Qualified Transferee” shall be defined as a person, firm or corporation which, in Landlord’s reasonable opinion:

(a) is financially responsible and of good reputation;

(b) is engaged in a business, the functional aspects of which, with respect to the premises, are similar to the use of other premises made by other office space tenants in the Building; and

(c) is not a Restricted Park Occupant, as hereinafter defined.

5. For the purposes hereof, a “Restricted Park Occupant” shall be defined as any tenant or subtenant of premises in the Park (“Park Occupant”). Notwithstanding the foregoing, a Park Occupant who satisfies all three of the following criteria shall not be deemed to be a Restricted Park Occupant:

(a) Such occupant desires to sublease the Recapture Premises for expansion purposes only; and

(b) Such Occupant’s occupancy of the Recapture Premises will not, either directly or indirectly, cause a vacancy in the premises which such occupant then occupies in the Park; and

(c) Such Occupant’s need, as to the size of premises and length of term, cannot then (i.e., at the time that Tenant requests Landlord’s consent to such Occupant) be satisfied by Landlord.

6. Notwithstanding anything to the contrary in this Paragraph B contained:

(a) If Tenant is in default of its obligations under the Lease at the time that it makes the aforesaid offer to Landlord, such default shall be deemed to be a “reasonable” reason for Landlord withholding its consent to any proposed subletting or assignment: and

(b) If Tenant does not enter into a sublease with a subtenant (or an assignment to an assignee, as the case may be) approved by Landlord, as aforesaid, on or before the date which is one hundred eighty (180) days after the earlier of: (x) the expiration of said thirty (30) day period, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant’s offer to terminate or suspend the Lease, then Landlord shall have the right arbitrarily to withhold its consent to any subletting or assignment proposed to be entered into by , Tenant after the expiration of said one hundred eighty (180) day period unless Tenant again offers, in accordance with this Paragraph B, either to terminate or to suspend the Lease in respect of the portion of the premises proposed to be sublet (or in respect of the entirety of the premises in the event of a proposed assignment, as the case may be). If Tenant shall make any subsequent offers to terminate or suspend the Lease pursuant to this Paragraph B, any such subsequent offers shall be treated in all respects as if it is Tenant’s first offer to suspend or terminate the Lease pursuant to this Paragraph B.

7. Notwithstanding anything to the contrary herein contained, but subject to the last sentence of this Subparagraph 7, Tenant shall have no rights with respect to either Portion of the premises under this Paragraph B hereof prior to the date one (1) year after the Rent Commencement Date in respect of such Portion of the premises. Without limiting the foregoing, Tenant shall have no right to give Landlord a Recapture Offer with respect to either Portion of the Premises prior to the date one (1) year after the Rent Commencement Date in respect of such Portion of the premises. Notwithstanding anything to the contrary in this Subparagraph 7 contained, in the event that Tenant is not allowed to use the premises for the Permitted Use due to applicable laws, codes, orders, rules or regulations prior to the date one (1) year after the Rent Commencement Date, then Tenant shall have its rights under this Paragraph B prior to the date one (1) year after the Rent Commencement Date in respect of such Portion of the premises.

8. No subletting or assignment shall relieve Tenant of its primary obligation as party-Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under the Lease.

C. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent and without giving Landlord a Recapture Offer, to assign its interest in this Lease and to sublease the premises, or any portion thereof, to an Affiliated Entity, as hereinafter defined, so long as such entity remains in such relationship to Tenant, and provided that prior to or simultaneously with such assignment or sublease, such Affiliated Entity executes and delivers to Landlord an Assumption agreement, as hereinabove defined. For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, control shall mean the direct or indirect ownership of more than fifty (50%) percent of the beneficial interest of the entity in question.

D. If Tenant is an individual who uses and/or occupies the premises with partners, or if Tenant is a partnership, then:

(i) Each present and future partner shall be personally bound by and upon all of the covenants, agreements. terms, provisions and conditions set forth in this Lease on the part of Tenant to be performed; and

(ii) In confirmation of the foregoing, Landlord may (but without being required to do so) request (and Tenant shall duly comply) that Tenant, at the time that Tenant admits any new partner to its partnership, shall require each such new partner to execute an agreement in form and substance satisfactory to Landlord whereby such new partner shall agree to be personally bound by and upon all of the covenants, agreements, terms, provisions and conditions of this Lease on the part of Tenant to be performed, without regard to the time when such new partner is admitted to partnership or when any obligations under any such covenants, etc., accrue.

E. The listing of any name other than that of Tenant, whether on the doors of the premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

F. If this Lease be assigned, or if the premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant or occupant, and apply the net amount collected to the rent and other charges herein reserved then due and thereafter becoming due, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. Any consent by Landlord to a particular assignment or subletting shall not in any way diminish the prohibition stated in the first sentence of this Article 16 or the continuing liability of the Tenant named on

Exhibit 1 as the party Tenant under this Lease. No assignment or subletting shall affect the purpose for which the premises may be used as stated in Exhibit 1.

17. MISCELLANEOUS COVENANTS

Tenant covenants and agrees as follows:

17.1 Rules and Regulations. Tenant will faithfully observe and comply with the Rules and Regulations, if any, annexed hereto and such other and further reasonable Rules and Regulations as Landlord hereafter at any time or from time to time may make and may communicate in writing to Tenant, which in the reasonable judgment of Landlord shall be necessary for the reputation, safety, care or appearance of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of tenants or others in the Building, provided, however, that in the case of any conflict between the provisions of this Lease and any such regulations, the provisions of this Lease shall control, and provided further that nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

17.2 Access to Premises—Shoring. Tenant shall: (i) permit Landlord to erect, use and maintain pipes. ducts and conduits in and through the premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance thereof; (ii) upon prior oral notice (except that no notice shall be required in emergency situations), permit Landlord and any mortgagee of the Building or the Building and land or of the interest of Landlord therein, and any lessor under any ground or underlying lease. and their representatives, to have free and unrestricted access to and to enter upon the premises at all reasonable hours for the purposes of inspection or of making repairs, replacements or improvements in or to the premises or the Building or equipment (including, without limitation, sanitary, electrical, heating, air conditioning or other systems) or of complying with all laws, orders and requirements of governmental or other authority or of exercising any right reserved to Landlord by this Lease (including the right during the progress of any such repairs, replacements or improvements or while performing work and furnishing materials in connection with compliance with any such laws, orders or requirements to take upon or through, or to keep and store within, the premises all necessary materials, tools and equipment); and (iii).. permit Landlord, at reasonable times, to show the premises during ordinary business hours to any existing or prospective mortgagee, ground lessor, space lessee, purchaser, or assignee of any mortgage, of the Building or of the Building and the land or of the interest of Landlord therein, and during the period of 12 months next preceding the Termination Date to any person contemplating the leasing of the premises or any part thereof. If Tenant shall not be personally present to open and permit an entry into the premises at any time when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, or may forcibly enter the same, without rendering Landlord or such agent is liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations and covenants of this Lease.

Provided that Landlord shall incur no additional expense thereby, Landlord shall exercise its rights of access to the premises permitted under any of the terms and provisions of this Lease in such manner as to minimize to the extent practicable interference with Tenant’s use and occupation of the premises.

17.3 Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the premises. Except as otherwise provided in Articles 18 and 20, and subject to Tenant’s obligations in Article 14, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but if such damage or defective condition was caused by Tenant or by the employees, licensees, contractors or invitees of Tenant, the cost to remedy the same shall be paid by Tenant. In addition, all reasonable costs incurred by Landlord in connection with the investigation of any notice given by Tenant shall be paid by Tenant if the reported damage or defective condition was caused by Tenant or by the employees, licensees, contractors, or invitees of Tenant. Tenant shall not be entitled to claim any eviction from the premises or any damages arising from any such damage or defect unless the same (i) shall have been occasioned by the negligence of the Landlord, its agents, servants or employees and (ii) shall not, after notice to Landlord of the condition claimed to constitute negligence, have been cured or corrected within a reasonable time after such notice has been received by Landlord; and in case of a claim of eviction unless such damage or defective condition shall have rendered the premises untenantable and they shall not have been made tenantable by Landlord within a reasonable time.

17.4 Signs, Blinds and Drapes. Tenant shall put no signs in any part of the Building. Notwithstanding the foregoing, Landlord shall provide and install Building standard tenant identification signage in the following areas (“Tenant Signage”): (i) main directory at the entrance of the Park, (ii) lobby directories of the Building; (iii) Tenant’s entrance door to the premises; and (iv) arrow signage on the floor of the premises. The initial Tenant Signage shall be at Landlord’s cost and expense. Any changes or additions to Tenant’s Signage shall be at Tenant’s cost and expense. In addition to the Tenant Signage, Tenant shall be permitted to install its name on the Building’s monument sign provided that either: (i) Tenant is the largest tenant in the Building on a square footage basis, or (ii) the monument sign is redesigned b), Landlord. at Tenant’s cost, to allow for three (3) signs and Tenant is one of the two (2) largest tenants in the Building, on a square footage basis. No signs or blinds may be put on or in any window or elsewhere by Tenant if visible from the exterior of the Building, nor may the building standard drapes or blinds be removed by Tenant. Building standard vertical blinds shall be installed by Landlord in the perimeter windows of the premises Tenant may hang its own drapes, provided that they shall not in any way interfere with the building standard drapery or blinds or be visible from the exterior of the Building and that such drapes are so hung and installed that when drawn, the building standard drapery or blinds are automatically also drawn. Any signs or lettering in the public corridors or on the doors shall conform to Landlord’s building standard design. Neither Landlord’s name, nor the name of the Building or the Park, or the name of any other structure erected therein shall be used without Landlord’s consent in any advertising material (except on business stationery or as an address in advertising matter), nor shall any such name, as aforesaid, be used in any undignified, confusing, detrimental or misleading manner.

17.5 Estoppel Certificate. Tenant shall at any time and from time to time upon not less than ten (10) days’ prior notice by Landlord to Tenant, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Yearly Rent and other charges have been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of the Building and the land or of any interest of Landlord therein, any mortgagee or prospective mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence in respect of any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sale and the like. Tenant hereby appoints Landlord Tenant’s attorney-in-fact in its name and behalf to execute such statement if Tenant shall fail to execute such statement within such ten-(10)-day period.

17.6 Prohibited Materials and Property.

A. Tenant shall not bring or permit to be brought or kept in or on the premises or elsewhere in the Building (i) any inflammable, combustible or explosive fluid, material, chemical or substance including, without limitation, any hazardous substances as defined under Massachusetts General Laws chapter 2 1 E, the Federal Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 USC $9601 as, amended, under Section 3001 of the Federal Resource conservation and Recovery Act of 1976, as amended, or under any regulation of any governmental authority regulating environmental or health matters (except for standard office supplies stored in proper containers), (ii) any materials, appliances or equipment (including, without limitation, materials, appliances and equipment selected by Tenant for the construction or other preparation of the premises and furniture and carpeting) which pose any danger to life, safety or health or may cause damage, injury or death; (iii) any unique, unusually valuable, rare or exotic property, work of art or the like unless the same is fully insured under all-risk coverage, or (iv) any data processing, electronic, optical or other equipment or property of a delicate, fragile or vulnerable nature unless the same are housed, shielded and protected against harm and damage, whether by cleaning or maintenance personnel, radiations or emanations from other equipment now or hereafter installed in the Building, or otherwise. Nor shall Tenant cause or permit any potentially harmful air emissions, odors of cooking or other processes, or any unusual or other objectionable odors or emissions to emanate from or permeate the premises.

B. Landlord represents and warrants that, except as set forth in Exhibit 7, Landlord is unaware of the existence of any Hazardous Material on the land or in the Building, including its interior, systems or structure (collectively, the “Property”), except for standard office supplies stored in proper containers and oil and gasoline in automobiles located on the land. “Hazardous Material” shall mean: (i) asbestos or asbestos containing material, (ii) polychlorinated biphenyls, (iii) radiation and (iv) any material or substance, whether solid, gaseous or liquid, which may pose a present or potential hazard to human health or the environment when improperly disposed of, treated, stored, transported. or otherwise managed. including (a) oil (except for fuel properly stored and handled in the Building) or hazardous substances subject to Massachusetts General Laws Chapter 2 1 E or CERCLA, (b) hazardous waste identified in accordance with Section 300 1 of the Federal Resource Conservation and Recovery Act of 1976, as amended, and (c) hazardous waste, material or substance identified by any present regulation of any governmental authority regulating environmental or health, matters.

17.7 Requirements of Law—Fines and Penalties. Tenant at its sole expense shall comply with all laws, rules, orders and regulations, including, without limitation, all energy-related requirements, of Federal, State, County and Municipal Authorities and with any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to or arising out of Tenant’s use or occupancy of the premises. Tenant shall reimburse and compensate Landlord for all ‘ expenditures made by, or damages or fines sustained or incurred by, Landlord due to nonperformance or noncompliance with or breach or failure to observe any item, covenant, or condition of this Lease upon Tenant’s part to be kept, observed, performed or complied with. If Tenant receives notice of any violation of law, ordinance, order or regulation applicable to the premises, it shall give prompt notice thereof to Landlord.

17.8 Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit to be done any act or thing upon the premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said premises or for any other reason. Tenant at its own expense shall comply with all rules, orders, regulations and requirements of the Board of Fire Underwriters, or any other similar body having jurisdiction, and shall not (i) do, or permit anything to be done, in or upon the premises, or bring or keep anything therein, except as now or hereafter permitted by the Fire Department, Board of Underwriters, Fire Insurance Rating Organization, or other authority having jurisdiction, and then only in such quantity and manner of storage as will not increase the rate for any insurance applicable to the Building, or (ii) use the premises in a manner which shall increase such insurance rates on the Building, or on property located therein, over that applicable when Tenant first took occupancy of the premises hereunder. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, the Tenant shall reimburse Landlord for that part of any insurance premiums thereafter paid by Landlord, which shall have been charged because of such failure by Tenant.

17.9 Miscellaneous. Tenant shall not suffer or permit the premises or any fixtures, equipment or utilities therein or serving the same, to be overloaded, damaged or defaced, nor permit any hole to be drilled or made in any part thereof. Tenant shall not suffer or permit any employee, contractor, business invitee or visitor to violate any covenant, agreement or obligations of the Tenant under this Lease.

18. DAMAGE BY FIRE, ETC.

During the entire term of this Lease, and adjusting insurance coverages to reflect current values from time to time:—(i) Landlord shall keep the Building (excluding work, installations, improvements and betterments in the premises which exceed the specifications provided in Exhibit 3, [called “Over-Building-Standard Property”] and any other property installed by or at the expense of Tenant) insured against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance in an amount equal to one hundred percent (1 00%) of the full insurable value thereof above foundation walls; and (ii) Tenant shall keep its personal property in and about the premises and the Over-Building-Standard Property insured against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance in an amount equal to one hundred percent (1 00%) of the full insurable value thereof. Such Tenant’s insurance shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time and shall name Landlord as an additional insured: and the proceeds thereof shall be used only for the replacement or restoration of such personal property and the Over-Building-Standard Property.

If any portion of the premises required to be insured by Landlord under the preceding paragraph shall be damaged by fire or other Insured casualty, Landlord shall proceed with diligence, subject to the then applicable statutes, building codes, zoning ordinances, and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord by any mortgagee and/or ground lessor of the real property of which the premises are a part) to repair or cause to be repaired such damage, provided, however, in respect of any Over-Building Standard Property as shall have been damaged by such fire or other casualty and which (in the judgment of Landlord) can more effectively be repaired as an Integral part of Landlord’s repair work on the premises, that such repairs to such Tenant’s alterations, decorations, additions and improvements shall be performed by Landlord but at I Tenant’s expense; in all other respects, all repairs to and replacements of Tenant’s property and Over-Building-Standard Property shall be made by and at the expense of Tenant. If the premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage the Yearly Rent or a just and proportionate part thereof, according to the nature and extent to which the premises shall have been so rendered unfit, shall be suspended or abated until the premises (except as to the property which is to be repaired by or at the expense of Tenant) shall have been restored as nearly as practicably may be to the condition in which they were immediately prior to such fire or other casualty. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request in assisting Landlord in collecting rent insurance proceeds due in connection with any casualty which affects the premises. Landlord shall not be liable for delays in the making of any such repairs which are due to government regulation, casualties and strikes, unavailability of labor and materials, and other causes beyond the reasonable control of Landlord, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage. If (i) the premises are so damaged by fire or other casualty (whether or not insured) at any time during the last eighteen (18) months of the term hereof that the cost to repair such damage is reasonably estimated to exceed one third of the total Yearly Rent payable hereunder for the period from the estimated date of restoration until the Termination Date, or (ii) the Building (whether or not including any portion of the premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction of fifty (50%) percent or more of the Building or demolition of the Building shall in Landlord’s judgment be required, then and in either of such events, this Lease and the term hereof may be terminated at the election of Landlord by a notice in writing of its election so to terminate which shall be given by Landlord to Tenant within sixty (60) days following such fire or other casualty, the effective termination date of which shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant. Notwithstanding anything to the contrary herein contained, Landlord shall not exercise its right to terminate the term of the Lease pursuant to clause (ii) of the immediately preceding sentence unless Landlord also terminates the leases of all other tenants similarly affected by such fire or casualty. in the event of any termination, this Lease and the term hereof shall expire as of such effective termination date as though that were the Termination Date as stated in Exhibit 1 and the Yearly Rent shall be apportioned as of such date; and if the premises or any part thereof shall have been rendered unfit for use and occupation by reason of such damage the Yearly Rent for the period from the date of the tire or other casualty to the effective termination date, or a just and proportionate part thereof, according to the nature and extent-to which the premises shall have been so rendered unfit, shall be abated. If any portion of the premises or any portion of the Building shall be damaged or destroyed by fire or other casualty to the extent that the operation of Tenant’s business in the premises in the normal course is materially adversely affected, then, within thirty (30) days of such fire or other casualty, Landlord shall submit to Tenant a reasonable engineering estimate as to the estimated length of time to complete such repairs. If the time period (“Estimated Restoration Period”) set forth in such estimate shall exceed one hundred eighty (180) days of the date of such casualty. Tenant may elect, by a notice sent within fifteen (15) days after notice of such estimate is sent to Tenant. to terminate this Lease. If such estimate shall fall within the 180-day limit, Tenant shall have no such right to terminate and Landlord shall, subject to the provisions of this Article 18, proceed with due diligence and promptness to reasonably complete the repairs or restoration within such one hundred eighty (180) days, subject always to delays for causes beyond Landlord’s reasonable control including, but not limited to the causes specified in Article 26 hereof, and the other limitations set forth in this Article 18.

In the event that the premises or the Building are damaged by fire or other casualty to such an extent so as to render the premises untenantable, and if Landlord shall fail to substantially complete said repairs or restoration within a period (“Restoration Period”) which is the greater of the Estimated Restoration Period or one hundred fifty (150) days after the date of such fire or other casualty for any reason other than Tenant’s fault, Tenant may terminate this Lease by giving Landlord written notice as follows:

(a) Said notice shall be given after said Restoration Period.

(b) Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(c) If said repairs or restoration are substantially complete on or before the date thirty (30) days (which thirty-(30)-day period shall be extended by the length of any delays caused by Tenant or Tenant’s contractors) after Landlord receives such notice, said notice shall have no further force and effect.

(d) If said repairs or restoration are not substantially complete on or before the date thirty (30) days (which thirty-(30)-day period shall be extended by the length of any delays caused by Tenant or Tenant’s contractors) after Landlord receives such notice, the Lease shall terminate as of said effective date.

19. WAIVER OF SUBROGATION

In any case in which Tenant shall be obligated to pay to Landlord any loss, cost, damage, liability, or expense suffered or incurred by Landlord, Landlord shall allow to Tenant as an offset against the amount thereof (i) the net proceeds of any insurance collected by Landlord for or on account of such loss, cost, damage, liability or expense, provided that the allowance of such offset does not invalidate or prejudice the policy or policies under which such proceeds were payable, and (ii) if such loss, cost, damage, liability or expense shall have been caused by a peril against which Landlord has agreed to procure insurance coverage under the terms of this Lease, the amount of such insurance coverage, whether or not actually procured by Landlord.

In the event that neither Landlord nor Tenant elects to terminate this Lease pursuant to the first paragraph of this Article 20, then, within thirty (30) days of such taking, appropriation or condemnation, Landlord shall submit to Tenant a reasonable engineering estimate as to the estimated length of time to complete such restoration. If the time period (“Estimated Restoration Period”) set forth in such estimate shall exceed one hundred eighty (180) days of the date of such taking, appropriation or condemnation, Tenant may elect; by a notice sent within fifteen (15) days after notice of such estimate is sent to Tenant, to terminate this Lease. If such estimate shall fall within the 180-day limit, Tenant shall have no such right to terminate and Landlord shall, subject to the provisions of this Article 20, proceed with due diligence and promptness to restore the remainder of the premises, or the remainder of the means of access, as nearly as practicably may be to the same condition as obtained prior to such taking, appropriation or condemnation within such one hundred eighty (180) days, subject always to delays for causes beyond Landlord’s reasonable control including, but not limited to the causes specified in Article 26 hereof, and the other limitations set forth in this Article 20.

In the event that Landlord does not elect to terminate this Lease and if Landlord shall fail to substantially complete said restoration within one hundred fifty (150) days after the date of such taking or condemnation for any reason other than Tenant’s fault? Tenant may terminate this Lease by giving Landlord written notice as follows:

(a) Said notice shall be given after said one hundred fifty (150) day period.

(b) Said notice shall set forth an effective date which is not earlier than thirty (30) days after Landlord receives said notice.

(c) If said restoration is substantially complete on or before said effective date, said notice shall have no further force and effect.

(d) If said restoration is not substantially complete on or before said effective date for any reason other then Tenant’s fault, the Lease shall terminate as of said effective date.

Except for any award specifically reimbursing Tenant for moving or relocation expenses, and any award specifically reimbursing Tenant for the taking of Tenant’s personal property or leasehold improvements, provided that such award does not reduce any award payable to Landlord, there are expressly reserved to Landlord all rights to compensation and damages created, accrued or accruing by reason of any such taking, appropriation or condemnation, in implementation and in confirmation of which Tenant does hereby acknowledge that Landlord shall be entitled to receive all such compensation and damages, grant to Landlord all and whatever rights (if any) Tenant may have to such compensation and damages, and agree to execute and deliver all and whatever further instruments of assignment as Landlord may from time to time request. In the event of any taking of the premises or any part thereof for temporary (i.e., not in excess of one (1) year) use, (i) this Lease shall be and remain unaffected thereby, and (ii) Tenant shall be entitled to receive for itself any award made to the extent allocable to the premises in respect of such taking on account of such use, provided, that if any taking is for a period extending beyond the term of this Lease, such award shall be apportioned between Landlord and Tenant as of the Termination Date or earlier termination of this Lease.

20. [Missing]

21. DEFAULT

21.1 Conditions of Limitation - Re-entry - Termination. This Lease and the herein term and estate are, upon the condition that if (a) subject to Article 2 1.7, Tenant shall neglect or fail to perform or observe any of the Tenant’s covenants or agreements herein, including (without limitation) the covenants or agreements with regard to the payment when due of rent, additional charges, reimbursement for increase in Landlord’s costs, or any other charge payable by Tenant to Landlord (all of which shall be considered as part of Yearly Rent for the purposes of invoking Landlord’s statutory or other rights and remedies in respect of payment defaults); or (b) Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors; or (c) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors, or (d) an attachment on mesne process. on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder; or (e) any judgment, final beyond appeal or any lien, attachment or the like shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc. within thirty (30) days of such entry, recording or tiling. as the case may be: or (f) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter: or (g) a receiver, sequesterer. trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s property and such appointment shall not be vacated within thirty (-30) days; or (h) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, or (i) any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Article 16 hereof - then, and in any such event (except as hereinafter in Article 2 1.2 otherwise provided) Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of rent or other charges due hereunder or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Termination Date as stated in Exhibit 1. Without being taken or deemed to be guilty of any manner of - trespass or conversion. and without being liable to indictment, prosecution or damages therefor, Landlord may, forcibly if necessary, enter into and upon the premises (or any part thereof in the name of the whole); repossess the same as of its former estate; and expel Tenant and those claiming under Tenant. Wherever “Tenant “ is used in subdivisions (b), (c), (d), (e), (0(,g ) and (h) of this Article 2 1.1, it shall be deemed to include any one of (i) any corporation of which Tenant is a controlled subsidiary and (ii) any guarantor of any of Tenant’s obligations under this Lease. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

21.2 Damages - Assignment for Benefit of Creditors. For the more effectual securing to Landlord of the rent and other charges and payments reserved hereunder, it is agreed as a further condition of this Lease that if at any time Tenant shall make any transfer similar to or in the nature of an assignment of its property for the benefit of its creditors, the term and estate hereby created shall terminate ipso facto, without entry or other action by Landlord; and notwithstanding any other provisions of this Lease, Landlord shall forthwith upon such termination, without prejudice to any remedies which might otherwise be available for arrears of rent or other charges due hereunder or preceding breach of this Lease, be ipso facto entitled to recover as liquidated damages the sum of (a) the amount described in clause (x) of Article 21.3 and (b) (in view of the uncertainty of prompt re-letting and the expense entailed in re-letting the premises) an amount equal to the rent and other charges payable for and in respect of the twelve-(12)-month period next preceding the date of termination, as aforesaid.

21.3 Damages - Termination. Upon the termination of this Lease under the provisions of this Article 21, then except as hereinabove in Article 21.2 otherwise provided, Tenant shall pay to Landlord the rent and other charges payable by Tenant to Landlord up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord either:

(x) the amount by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under subparagraph (y), below), (i) the aggregate of the rent and other charges projected over the period commencing with such termination and ending on the Termination Date as stated in Exhibit 1 exceeds (ii) the aggregate projected rental value of the premises for such period;

Or:

(y) amounts equal to the rent and other charges which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Termination Date as specified in Exhibit 1, provided, however, if Landlord shall re-let the premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the premises and the rental therefrom, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining term of this Lease; and provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to

Landlord hereunder and (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Subparagraph (y) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

In calculating the rent and other charges under Subparagraph (x), above, there shall be included, in addition to the Yearly Rent, Tax Excess and Operating Expense Excess and all other considerations agreed to be paid or performed by Tenant, on the assumption that all such amounts and considerations would have remained constant (except as herein otherwise provided) for the balance of the full term hereby granted.

Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated hereunder.

Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

21.4 Fees and Expenses.

(a) If Tenant shall default in the performance of any covenant on Tenant’s part to be performed as in this Lease contained, Landlord may immediately, or at any time thereafter, without notice, perform the same for the account of Tenant. If Landlord at any time is compelled to pay or elects to pay any sum of money, or do any act which will require the payment of any sum of money, by reason of the failure of Tenant to comply with any provision hereof, or if Landlord is compelled to or does incur any expense, including reasonable attorneys’ fees, in instituting, prosecuting, and/or defending any action or proceeding instituted by reason of any default of Tenant hereunder, Tenant shall an demand pay to Landlord by way of reimbursement the sum or sums so paid by Landlord with all costs and damages, plus interest computed as provided in Article 6 hereof.

(b) Tenant shall pay Landlord’s cost and expense, including reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord, without its fault, being made party to any litigation pending by or against Tenant or any persons claiming through or under Tenant.

21.5 Waiver of Redemption. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future law to redeem the premises or to have a continuance of this Lease for the term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

21.6 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

21.7 Grace Period. Notwithstanding anything to the contrary in this Article contained, Landlord agrees not to take any action to terminate this Lease (a) for default by Tenant in the payment when due of any sum of money, if Tenant shall cure such default within ten (10) days after written notice thereof is given by Landlord to Tenant, provided, however, that no such notice need be given and no such default in the payment of money shall be curable if on two (2) prior occasions in the immediately preceding twelve-(12)-month period, there had been a default in the payment of money which had been cured after notice thereof had been given by Landlord to Tenant as herein provided or (b) for default by Tenant in the performance of any covenant other than a covenant to pay a sum of money, if Tenant shall - cure such default within a period of thirty (30) days after written notice thereof given by Landlord to Tenant (except where the nature of the default is such that remedial action should appropriately take place sooner, as indicated in such written notice), or within such additional period as may reasonably be required to cure such default if (because of governmental restrictions or any other cause beyond the reasonable control of Tenant) the default is of such a nature that it cannot be cured within such thirty-(30)-day period, provided, however, (1) that there shall be no extension of time beyond such thirty-(30)-day period for the curing of any such default unless, not more than ten (10) days after the receipt of the notice of default, Tenant in writing (i) shall specify the cause on account of which the default cannot be cured during such period and shall advise Landlord of its intention duly to institute all steps necessary to cure the default and (ii) shall, as soon as reasonably practicable, duly institute and thereafter diligently prosecute to completion all steps necessary to cure such default and, (2) that no notice of the opportunity to cure a default need be given, and no grace period whatsoever shall be allowed to Tenant, if the default is incurable or if the covenant or condition the breach of which gave rise to default had, by reason of a breach on a prior occasion, been the subject of a notice hereunder to cure such default.

Notwithstanding anything to the contrary in this Article 21.7 contained, except to the extent prohibited by applicable law, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

22. END OF TERM - ABANDONED PROPERTY

Upon the expiration or other termination of the term of this Lease, Tenant shall peaceably quit and surrender to Landlord the premises and all alterations and additions thereto, broom clean, in good order, repair and condition (except as provided herein and in Articles 8.7, 18 and 20) excepting only ordinary wear and use and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair or restoration. Tenant shall remove all of its property and, to the extent specified by Landlord, in accordance with Article 12, all alterations and additions made by Tenant and all partitions wholly within the premises, and shall repair any damages to the premises or the Building caused by their installation or-by such removal. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

Tenant will remove any personal property from the Building and the premises upon or prior to the expiration or termination of this Lease and any such property which shall remain in the Building or the premises thereafter shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of Yearly Rent, additional or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under Article 21 hereof or pursuant to law.

If Tenant or anyone claiming under Tenant shall remain in possession of the premises or any part thereof after the expiration or prior termination of the term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, then, prior to the acceptance of any payments for rent or use and occupancy by Landlord, the person remaining in possession shall be deemed a tenant-at-sufferance. Whereas the parties hereby acknowledge that Landlord may need the premises after the expiration or prior termination of the term of the Lease for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding-over cannot be determined as of the Execution Date hereof, in the event that Tenant so holds over, Tenant shall pay to Landlord, for each month or portion thereof that Tenant shall retain possession of the premises after the expiration or termination of the Lease, whether by lapse of time or otherwise, in addition to all rental and other charges due and accrued under the Lease prior to the date of termination, use and occupancy charges equal to one hundred fifty percent (150%) of the greater of (a) the then fair market rent for the premises as conclusively determined by Landlord or (b) the sum of the Yearly Rent and additional rent at the rate payable monthly during the twelve (12) months immediately preceding the expiration or termination of the Lease. In addition, Tenant shall hold Landlord harmless from all damages which Landlord may suffer as the result of Tenant’s holdover after the termination of the term of the Lease.

23. SUBORDINATION

(a) Subject to any mortgagee’s or ground lessor’s election, as hereinafter provided for, this Lease is subject and subordinate in all respects to all matters of record (including, without limitation, deeds and land disposition agreements), ground leases and/or underlying leases, and all mortgages, any of which may now or hereafter be placed on or affect such leases and/or the real property of which the premises are a part, or any part of such real property, and/or Landlord’s interest or estate therein, and to each advance made and/or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor. This Article 23 shall be self-operative and no further instrument or subordination shall be required. In confirmation of such subordination, Tenant shall execute, acknowledge and deliver promptly any certificate or instrument that Landlord and/or any mortgagee and/or lessor under any ground or underlying lease and/or their respective successors in interest may request, subject to Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent’ or approval of such mortgagee and/or ground lessor; and the failure or refusal of such mortgagee and/or ground lessor to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval. Notwithstanding anything to the contrary in this Article 23 contained, as to any future mortgages, ground leases, and/or underlying lease or deeds of trust, the herein provided subordination and attornment shall be effective only if the mortgagee, ground lessor or trustee therein, as the case may be, agrees, by a written instrument in recordable form and in the customary form of such mortgagee, ground lessor, or trustee (“Nondisturbance Agreement”) that, as long as Tenant shall not be in terminable default of the obligations on its part to be kept and performed under the terms of this Lease, this Lease will not be affected and Tenant’s possession hereunder will not be disturbed by any default in, termination, and/or foreclosure of such mortgage, ground lease, and/or underlying lease or deed of trust, as the case may be. Landlord hereby represents to Tenant that, as of the Execution Date of this Lease, there are no mortgages or ground leases affecting the premises or the Building.

(b) Any such mortgagee or ground lessor may from time to time subordinate or revoke any such subordination of the mortgage or ground lease held by it to this Lease. Such subordination or revocation, as the case may be, shall be effected by written notice to Tenant and by recording an instrument of subordination or of such revocation, as the case may be, with the appropriate registry of deeds or land records and to be effective without any further act or deed on the part of Tenant. In confirmation of such subordination or of such revocation, as the case may be, Tenant shall execute, acknowledge and promptly deliver any certificate or instrument that Landlord, any mortgagee or ground lessor may request, subject to Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided.

(c) Without limitation of any of the provisions of this Lease, if any ground lessor or mortgagee shall succeed to the interest of Landlord by reason of the exercise of its rights under such ground lease or mortgage (or the acceptance of voluntary conveyance in lieu thereof) or any third party (including, without limitation, any foreclosure purchaser or mortgage receiver) shall succeed to such interest by reason of any such exercise or the expiration or sooner termination of such ground lease, however caused, then such successor may, upon notice and request to Tenant (which. in the case of a ground lease, shall be within thirty (30) days after such expiration or sooner termination), succeed to the interest of Landlord under this Lease, provided, however, that such successor shall not: (i) be liable for any previous act or omission of Landlord under this Lease; (ii) be subject to any offset, defense, or counterclaim which shall theretofore have accrued to Tenant against Landlord; (iii) have any obligation with respect to any security deposit unless it shall have been paid over or physically delivered to such successor: or (iv) be bound by any previous modification of this Lease or by any previous payment of Yearly Rent for a period greater than one (1) month, made without such ground lessor’s or mortgagee’s consent where such consent is required by applicable ground lease or mortgage documents. In the event of such succession to the interest of the Landlord — and notwithstanding that any such mortgage or ground lease may antedate this Lease — the Tenant shall attorn to such successor and shall ipso facto be and become bound directly to such successor in interest to Landlord to perform and observe all the Tenant’s obligations under this Lease without the necessity of the execution of any further instrument. Nevertheless, Tenant agrees at any time and from time to time during the term hereof to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid, subject to

Landlord’s, mortgagee’s and ground lessor’s right to do so for, on behalf and in the name of Tenant under certain circumstances, as hereinafter provided.

(d) The term “mortgage(s)” as used in this Lease shall include any mortgage or deed of trust. The term “mortgagee(s)” as used in this Lease shall include any mortgagee or any trustee and beneficiary under a deed of trust or receiver appointed under a mortgage or deed of trust. The term “mortgagor(s)” as used in this Lease shall include any mortgagor or any grantor under a deed of trust.

(e) Tenant hereby irrevocably constitutes and appoints Landlord or any such mortgagee or ground lessor, and their respective successors in interest, acting singly, Tenant’s attorney-in-fact to execute and deliver any such certificate or instrument for, on behalf and in the name of Tenant, but only if Tenant fails to execute, acknowledge and deliver any such certificate or instrument within ten (10) days after Landlord or such mortgagee or such ground lessor has made written request therefor.

(f) Notwithstanding anything to the contrary contained in this Article 23, if all or part of Landlord’s estate and interest in the real property of which the premises are a part shall be a leasehold estate held under a ground lease, then: (i) the foregoing subordination provisions of this Article 23 shall not apply to any mortgages of the fee interest in said real property to which Landlord’s leasehold estate is not otherwise subject and subordinate; and (ii) the provisions of this Article 23 shall in no way waive. abrogate or otherwise affect any agreement by any ground lessor (x) not to terminate this Lease incident to any termination of such ground lease prior to its term expiring or (y) not to name or join Tenant in an) action or proceeding by such ground lessor to recover possession of such real property or for any other relief.

(g) In the event of any failure by Landlord to perform, fulfill or observe any agreement by Landlord herein, in no event will the Landlord be deemed to be in default under this Lease permitting Tenant to exercise any or all rights or remedies under this Lease until the Tenant shall have given written notice of such failure to any mortgagee (ground lessor and/or trustee) of which Tenant shall have been advised and until a reasonable period of time shall have elapsed following the giving of such notice, during which such mortgagee (ground lessor and/or trustee) shall have the right, but shall not be obligated, to remedy such failure.

24. QUIET ENJOYMENT

Landlord covenants that if, and so long as, Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy the premises from and against the claims of all persons claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease and to the mortgages, ground leases and/or underlying leases to which this Lease is subject and subordinate, as hereinabove set forth.

Without incurring any liability to Tenant, Landlord may permit access to the premises and open the same, whether or not Tenant shall be present, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or reasonably purporting to be entitled to, such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

25. ENTIRE AGREEMENT — WAIVER – SURRENDER

25.1 Entire Agreement. This Lease and the Exhibits made a part hereof contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that the Tenant in no way relied upon any other statements or representations, written or oral. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

25.2 Waiver by Landlord. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the stipulated rent. nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction. and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

25.3 Surrender. No act or thing done by Landlord during the term hereby demised shall be deemed an acceptance of a surrender of the premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the premises. In the event that Tenant at any time desires to have Landlord underlet the premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive the keys for such purposes without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such underletting.

26. INABILITY TO PERFORM - EXCULPATORY CLAUSE

Except as provided in Articles 4.1, 4.2, 8.8, 18 and 20 hereof, this Lease and the obligations of Tenant to pay rent hereunder and perform all the other covenants, agreements, terms, provisions and conditions hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repairs, replacements, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or any other similar or dissimilar cause whatsoever beyond Landlord’s reasonable control, including but not limited to, governmental preemption in connection with a national emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any governmental agency or by reason of the conditions of supply and demand which have been or are affected by war, hostilities or other similar or dissimilar emergency. In each such instance of inability of Landlord to perform, Landlord shall exercise reasonable diligence to eliminate the cause of such inability to perform.

Tenant shall neither assert nor seek to enforce any claim against Landlord, or Landlord’s agents or employees, or the assets of Landlord or of Landlord’s agents or employees, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building of which the premises are a part and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that in no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint ventures, members, stockholders or other principals or representatives, and the like, disclosed or undisclosed, thereof) ever be personally liable for any such liability. This paragraph shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to take any other action which shall not involve the personal liability of Landlord to respond in monetary damages from Landlord’s assets other than the Landlord’s interest in said real estate, as aforesaid. In no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint ventures, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for loss of profits, loss of the value of Tenant’s business, or consequential or incidental damages. Without limiting the foregoing, in no event shall Landlord or Landlord’s agents or employees (or any of the officers, trustees, directors. partners, beneficiaries. Joint ventures, members, stockholders or other principals or representatives and the like, disclosed or undisclosed, thereof) ever be liable for lost profits of Tenant. If by reason of Landlord’s failure to acquire title to the real property of which the premises are a part or to complete construction of the Building or premises, Landlord shall be held to be in breach of this Lease, Tenant’s sole and exclusive remedy shall be a right to terminate this Lease.

27. BILLS AND NOTICES

Any notice, consent, request, bill, demand or statement hereunder by either party to the other party shall be in writing and, if received at Landlord’s or Tenant’s address, shall be deemed to have been duly given when either delivered or served personally or mailed in a postpaid envelope, deposited in the United States mail addressed to Landlord at its address as stated in Exhibit I and to Tenant at the premises (or at Tenant’s address as stated in Exhibit 1, if mailed prior to Tenant’s occupancy of the premises), and, with respect to bills and statements for reimbursement, to Tenant’s office at the address set forth in Exhibit I , Attention: Controller, or if any address for notices shall have been duly changed as hereinafter provided, if mailed as aforesaid to the party at such changed address. Either party may at any time change the address or specify an additional address for such notices, consents, requests, bills, demands or statements by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States.

If Tenant is a partnership, Tenant, for itself, and on behalf of all of its partners, hereby appoints Tenant’s Service Partner, as identified on Exhibit 1, to accept service of any notice. consent, request, bill, demand or statement hereunder by Landlord and any service of process in any judicial proceeding with respect to this Lease on behalf of Tenant and as agent and attorney-in-fact for each partner of Tenant.

All bills and statements for reimbursement or other payments or charges due from Tenant to Landlord hereunder shall be due and payable in full thirty (30) days, unless herein otherwise provided, after submission thereof by Landlord to Tenant. Tenant’s failure to make timely payment of any amount indicated by such bills and statements, whether for work done by Landlord at Tenant’s request, reimbursement provided for by this Lease or for any other sums properly owing by Tenant to Landlord, shall be treated as a default in the payment of rent, in which event Landlord shall have all rights and remedies provided in this Lease for the nonpayment of rent.

28. PARTIES BOUND - SEISIN OF TITLE

The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Article 16 hereof shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article 28 shall not be construed as modifying the conditions of limitation contained in Article 21 hereof.

If, in connection with or as a consequence of the sale, transfer or other disposition of the real estate (land and/or Building, either or both, as the case may be) of which the premises are a part, Landlord ceases to be the owner of the reversionary interest in the premises, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord.

29. MISCELLANEOUS

29.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of the Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

29.2 Captions, etc. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease or the intent of any provisions thereof. References to “State” shall mean, where appropriate, the District of Columbia and other Federal territories, possessions, as well as a state of the United States.

29.3 Broker. Tenant represents and warrants that it has not directly or indirectly dealt, with respect to the leasing of office space in the Building or the Park with any broker or had its attention called to the premises or other space to let in the Building or the Park by anyone other than the broker, person or firm, if any, designated in Exhibit 1. Tenant agrees to defend, exonerate and save harmless and indemnify Landlord and anyone claiming by, through or under Landlord against any claims for a commission arising in breach of the representation and warranty set forth in the immediately preceding sentence, provided that Landlord shall be solely responsible for the payment of brokerage commissions to Avalon Partners, Inc. and Landlord shall have no obligation for the payment of brokerage commissions to Julien J. Studley, Inc. (the parties hereby acknowledging that Avalon Properties, Inc. shall be solely responsible for the payment of brokerage commissions to Julien J. Studley, Inc.).

29.4 Modifications. If in connection with obtaining financing for the Building, a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not withhold, delay or condition its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

29.5 Arbitration. Any disputes relating to provisions or obligations in this Lease as to which a specific provision for a reference to arbitration is made herein shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in the City wherein the Building is situated (or the nearest other city having an Association office). The arbitrator shall hear the parties and their evidence. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law (as identified on Exhibit 1); and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the State wherein the Building is situated by registered mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision. No arbitrable dispute shall be deemed to have arisen under this Lease prior to (i) the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof; and (ii) where a Tenant payment (e.g., Tax Excess or Operating Expense Excess under Article 9 hereof) is in issue, the amount billed by Landlord having been paid by Tenant.

29.6 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the State wherein the Building is situated and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

29.7 Assignment of Rents. With reference to any assignment by Landlord of its interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to or held by a bank trust company, insurance company or other institutional lender holding a mortgage or ground lease on the Building. Tenant agrees:

(a) that the execution thereof by Landlord and the acceptance thereof by such mortgagee and/or ground lessor shall never be deemed an assumption by such mortgagee and/or ground lessor of any of the obligations of the Landlord thereunder, unless such mortgagee and/or ground lessor shall, by written notice sent to the Tenant, specifically otherwise elect; and

(b) that, except as aforesaid, such mortgagee and/or ground lessor shall be treated as having assumed the Landlord’s obligations thereunder only upon foreclosure of such mortgagee’s mortgage or deed of trust or termination of such ground lessor’s ground lease and the taking of possession of the demised premises after having given notice of its exercise of the option stated in Article 23 hereof to succeed to the interest of the Landlord under this Lease.

29.8 Representation of Authority. By his execution hereof each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he is duly authorized to execute this Lease on behalf of such party. If Tenant is a corporation, Tenant hereby appoints the signatory whose name appears below on behalf of Tenant as Tenant’s attorney-in-fact for the purpose of executing this Lease for and on behalf of Tenant.

29.9 Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation. legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed alterations to be made by Tenant to the premises, requests by Tenant to sublet the premises or assign its interest in the Lease, the execution by Landlord of estoppel certificates requested by Tenant, and requests by Tenant for Landlord to execute waivers of Landlord’s interest in Tenant’s property in connection with third party financing by Tenant. Such costs shall be deemed to be additional rent under the Lease.

29.10 Survival. Without limiting any other obligation of the Tenant which may survive the expiration or prior termination of the term of the Lease, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease (including, without limitation, Tenant’s obligations under Articles 13(d), 15.3, and 29.3) shall survive the expiration or prior termination of the term of the Lease.

29.11 Security Deposit. None.

29.12 Notice of Lease; Recording.

(a) Tenant agrees not to record the Lease, but each party hereto agrees, at the request of the other, to execute a notice of lease in recordable form in compliance with applicable Massachusetts law and reasonably satisfactory to Landlord and its attorneys. In no event shall such notice of lease set forth the rent or other charges payable by Tenant under the Lease; and such notice shall expressly state that it is executed pursuant to the provisions contained in the Lease, and is not intended to vary the terms and conditions of the Lease. It is hereby agreed that the requesting party shall pay all fees with respect to the recording of the notice of lease, the recording of any amendments thereto and the recording of any notice of termination thereof.

(b) If the Term Commencement Date and the Termination Date are not determined at the time that a notice of lease has been executed by the parties, then each of the parties hereto agrees, upon demand of the other party after the Term Commencement Date and Termination Date have been determined, to join in the execution, in recordable form, of a statutory notice, memorandum, etc. of lease and/or written declaration in which shall be stated such Term Commencement Date and (if need be) the Termination Date. If this Lease is terminated before the term expires, then upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging such fact and the date of termination of this Lease. and Tenant hereby appoints Landlord its attorney-in-fact in its name and behalf to execute such instrument if Tenant shall fail to execute and deliver such instrument after Landlord’s request therefor within ten (10) days.

IN WITNESS WHEREOF the parties hereto have executed this Indenture of Lease in multiple copies, each to be considered an original hereof, as a sealed instrument on the day and year noted in Exhibit I as the Execution Date.

LANDLORD: EOP-NEWENGLAND EXECUTIVE PARK L.L.C., a Delaware limited liability company		TENANT: LEARNING TREE INTERNATIONAL USA, INC.

By: EOP Operating Limited Partnership, a Delaware limited partnership, its sole member		By:	/s/ Richard C. Adamson
By: Equity Office Properties Trust,a Maryland real estate Investment trust, its managing general partner		Richard C. Adamson Executive Vice President and Chief Operating Officer

By:	/s/ Christopher P. Mundy	Date Signed: 1/30/1998
Christopher P. Mundy Vice President

Date Signed: 2/9/1998

IF TENANT IS A CORPORATION, A SECRETARY’S OR CLERK’S CERTIFICATE OF THE AUTHORITY AND THE INCUMBENCY OF THE PERSON SIGNING ON BEHALF OF TENANT SHOULD BE ATTACHED.

RIDER TO LEASE

LANDLORD: EOP-New England Executive Park, L.L.C.

TENANT: Learning Tree International USA, Inc.

The subject Lease is hereby amended as follows:

1.	TENANT’S OPTION TO EXTEND THE TERM OF THE LEASE

A. On the conditions, which conditions Landlord may waive, at its election. by written notice to Tenant at any time, that Tenant is not in default, beyond the expiration of applicable notice and grace periods, of its covenants and obligations under the Lease, and that Learning Tree International USA. Inc. itself. or an Affiliated Entity, as defined in Article 16C, is occupying the entirety of the premises then demised to Tenant. both as of the time of option exercise and as of the commencement of the hereinafter described additional term, and provided that Tenant has not exercised its right to terminate the term of the Lease pursuant to Paragraph 5 of this Rider, Tenant shall have the option to extend the term of this Lease for one (1) additional five (5) year term, such additional term commencing as of the expiration of the initial term of the Lease. Tenant may exercise such option to extend by giving Landlord written notice on or before the date twelve (12) months prior to the expiration date of the initial term of the Lease. Upon the timely giving of such notice, the term of this Lease shall be deemed extended upon all of the terms and conditions of this Lease, except that Landlord shall have no obligation to construct or renovate the premises or to provide a contribution to Tenant and that the Yearly Rent, Operating Costs in the Base Year, and Tax Base during such additional term shall be as hereinafter set forth. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the term of this Lease, time being of the essence of this Paragraph 1.

B. Yearly Rent

The Yearly Rent during the additional term shall be based upon the Fair Market Rental Value, as defined in Paragraph 2 of this Rider. as of the commencement of the additional term, of the premises then demised to Tenant, provided however, that in no event shall the sum of Yearly Rent, Operating Expense Excess and Tax Excess payable by Tenant for any twelve-(12)-month period during the additional term be less than the sum of Yearly Rent, Operating Expense Excess and Tax Excess payable by Tenant in respect of the twelve-(12)-month period immediately preceding the commencement of the additional term.

C. Operating Costs in the Base Year

The Operating Costs in the Base Year during the additional term shall be equal to the actual amount of Operating Costs for the calendar year immediately preceding the calendar year in which occurs the commencement of such additional term.

D. Tax Base

The Tax Base during the additional term shall be equal to the actual amount of Taxes for the fiscal tax year immediately preceding the fiscal tax year in which occurs the commencement of such additional term.

E. Tenant shall have no further option to extend the term of the Lease other than the one (1) additional five (5) year term herein provided.

F. Notwithstanding the fact that upon Tenant’s exercise of the herein option to extend the term of the Lease such extension shall be self-executing, as aforesaid, the parties shall promptly execute a lease amendment reflecting such additional term after Tenant exercises the herein option, except that the Yearly Rent payable in respect of such additional term, the Operating Costs in the Base Year during such additional term, and the Tax Base during such additional term, may not be set forth in said amendment. Subsequently, after such Yearly Rent, Operating Costs in the Base Year, and Tax Base are determined, the parties shall execute a written agreement confirming the same. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Paragraph 1, unless otherwise specifically provided in such lease amendment.

2.	DEFINITION OF FAIR MARKET RENTAL VALUE

For the purposes of this Rider:

A. “Fair Market Rental Value” shall be computed as of the date in question at the then current annual rental charge (i.e., the sum of Yearly Rent plus escalation bases and other charges), including provisions for subsequent increases and other adjustments for leases or agreements to lease then currently being executed in comparable space located in the Building, or if no leases or agreements to lease are then currently executed in the Building, the Fair Market Rental Value shall be determined by reference to leases or agreements to lease then currently being executed for comparable space located elsewhere in New England Executive Park or in comparable buildings in comparable locations in Burlington, Massachusetts. In determining Fair Market Rental Value, the following factors, among others, shall be taken into account and given effect: size, location of premises, lease term, condition of building, condition of premises, economic concessions then being granted by Landlord to tenants, and services provided by the Landlord.

B. Dispute as to Fair Market Rental Value

Landlord shall initially designate Fair Market Rental Value, and Landlord shall furnish data in support of such designation. If Tenant disagrees with Landlord’s designation of a Fair Market Rental Value, Tenant shall have the right, by written notice given within thirty (30) days after Tenant has been notified of Landlord’s designation, to submit such Fair Market Rental Value to arbitration. Fair Market Rental Value shall be submitted to arbitration as follows: Fair Market Rental Value shall be determined by impartial arbitrators, one to be chosen by the Landlord, one to be chosen by Tenant, and a third to be selected, if necessary, as below provided. The unanimous written decision of the two first chosen, without selection and participation of a third arbitrator, or otherwise, the written decision of a majority of three arbitrators chosen and selected as aforesaid, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within ten (10) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, they shall so notify the President of the Boston Bar Association (or such organization as may succeed to said Boston Bar Association) and request him to select an impartial third arbitrator, who shall be a real estate counselor or a broker dealing with like types of properties, to determine Fair Market Rental Value as herein defined. Such third arbitrator and the first two chosen shall, subject to commercial arbitration rules of the American Arbitration Association, hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and notify Landlord and Tenant thereof. Landlord and Tenant shall bear the expense of the third arbitrator (if any) equally. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law (as identified on Exhibit I); and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the State wherein the Building is situated by registered mail or by personal service, provided a reasonable time for appearance is allowed. If the dispute between the parties as to a Fair Market Rental Value has not been resolved before the commencement of Tenant’s obligation to pay rent based upon such Fair Market Rental Value, then Tenant shall pay Yearly Rent and other charges under the Lease in respect of the premises in 1 question based upon the Fair Market Rental Value designated by Landlord until either the agreement of the parties as to the Fair Market Rental Value, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent and other charges to Landlord, or Landlord shall refund any overpayment of rent and other charges to Tenant.

3.	TENANT’S FIRST EXPANSION OPTION

On the conditions (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that Tenant is not in default, beyond the expiration of applicable notice and grace periods, of its covenants and obligations under the Lease and that only Learning Tree International USA, Inc., itself, or an Affiliated Entity, as defined in Article 16C, is occupying the entirety of the premises then demised to Tenant, both as of the time of option exercise and as of the Term Commencement Date in respect of the First Expansion Area, as hereinafter defined, Tenant shall have the option to lease the First Expansion Area, as hereinafter defined. The “First Expansion Area” is located on the second (2nd) floor of the Building, contains 1,754 square feet of Total Rentable Area, and is substantially as shown on Lease Plan, Exhibit 2, attached hereto.

A. Exercise of Rights to First Expansion Area

Tenant may exercise its option to lease the First Expansion Area by giving written notice (“Exercise Notice”) to Landlord on or before March 1, 1998. If Tenant fails timely to give such notice, Tenant shall have no further right to lease the First Expansion Area, time being of the essence of this Paragraph 3. Upon the timely giving of such notice, Landlord shall lease and demise to Tenant, and Tenant shall hire and take from Landlord, the First Expansion Area, without the need for further act or deed by either party, for the term and upon all of the same terms and conditions of this Lease, except as hereinafter set forth.

B. Lease Provisions Applying to First Expansion Area

The leasing to Tenant of the First Expansion Area shall be upon all the same terms and conditions applicable to the premises initially demised to Tenant pursuant to the Lease, including, without limitation, Operating Costs in the Base Year and Tax Base, except as follows:

(1) Term Commencement Date

The Term Commencement Date in respect of the First Expansion Area, shall be the later of: (i) October 1, 1998 (i.e., the expiration date of the lease of the tenant occupying the First Expansion Area), and (ii) the date that such tenant vacates the First Expansion Area.

(2) Yearly Rent

The Yearly Rent payable in respect of the First Expansion Area shall be based upon the Fair Market Rental Value, as defined in Paragraph 2 of this Rider, of the First Expansion Area, as of the Term Commencement Date in respect of the First Expansion Area.

(3) Condition of First Expansion Area

The First Expansion Area shall be delivered by Landlord and accepted by Tenant “as-is”, in its then (i.e. as of the Term Commencement Date in respect of the First Expansion Area), state of construction, finish and decoration, without any obligation on the part of Landlord to prepare or construct the First Expansion Area for Tenant’s occupancy or to provide a contribution to Tenant in respect of the First Expansion Area.

C. Notwithstanding the fact that Tenant’s exercise of the above-described expansion option shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of the First Expansion Area, except that the Yearly Rent payable in respect of the First Expansion Area may not be as set forth in such Amendment. Subsequently, after such Yearly Rent is determined, the parties shall execute a written agreement confirming the same. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein expansion option, unless otherwise specifically provided in such lease amendment.

4.	TENANT’S SECOND EXPANSION OPTION

On the conditions (which conditions Landlord may waive. at its election. by written notice to Tenant at any time) that Tenant is not in default, beyond the expiration of applicable notice and grace periods, of its covenants and obligations under the Lease and that only Learning Tree International USA. Inc., itself, or an Affiliated Entity, as defined in Article 16C, is occupying the entirety of the premises then demised to Tenant, both as of the time of option exercise and as of the Term Commencement Date in respect of the Second Expansion Area, as hereinafter defined, Tenant shall have the option to lease the Second Expansion Area, as hereinafter defined. The “Second Expansion Area” is located on the second (2nd) floor of the Building, contains 1,279 square feet of Total Rentable Area, and is substantially as shown on Lease Plan, Exhibit 2, attached hereto.

A. Exercise of Rights to Second Expansion Area

Tenant may exercise its option to lease the Second Expansion Area by giving written notice (“Exercise Notice”) to Landlord on or before January 1, 2002. If Tenant fails timely to give such notice, Tenant shall have no further right to lease the Second Expansion Area, time being of the essence of 1 this Paragraph 4. Upon the timely giving of such notice, Landlord shall lease and demise to Tenant and Tenant shall hire and take From Landlord, the Second Expansion Area, without the need for further act or deed by either party, for the term and upon all of the same terms and conditions of this Lease, except as hereinafter set forth.

Notwithstanding anything to the contrary herein contained, in the event that Tenant desires to lease the Second Expansion Area prior to September 30,2002, then Tenant shall give notice thereof to Landlord at the time that Tenant desires to lease the Second Expansion Area (“Tenant’s Early Notice”). Upon Landlord’s receipt of Tenant’s Early Notice, Landlord shall, if, in Landlord’s judgment, suitable alternative space is available in the Building or Park, exercise its right to relocate the existing tenant of the Second Expansion Area (“Second Expansion Tenant”) pursuant to and in accordance with the terns of Landlord’s lease with the Second Expansion Tenant and Landlord shall thereafter use reasonable efforts to obtain such relocation. If Landlord is able to relocate the Second Expansion Tenant, then Landlord shall advise Tenant thereof (“Relocation Response Notice”), together with the estimated Term Commencement Date in respect of the Second Expansion Area. In such event, Tenant shall, upon billing therefor, as additional rent, reimburse Landlord for all costs incurred by Landlord in relocating the Second Expansion Tenant including, without limitation, construction costs, moving costs and legal fees. If Landlord is unable to relocate the Second Expansion Tenant, then Landlord shall advise Tenant thereof in the Relocation Response Notice and, in such event, Tenant’s Early Notice shall be void and of no further force or effect. Notwithstanding anything to the contrary herein contained, in the event that the Second Expansion Tenant vacates the Second Expansion Area prior to September 30, 2002 (i.e., the expiration date of the lease of the Second Expansion Tenant), then Landlord shall have the right to notify Tenant in writing thereof (“Landlord’s Early Notice”). Tenant shall have the right, by giving written notice (“Early Exercise Notice”) to Landlord within five (5) business days after receipt of Landlord’s Early Notice, to lease the Second Expansion Area. If Tenant fails timely to give the Early Exercise Notice, then Tenant shall have no further right to lease the Second Expansion Area.

B. Lease Provisions Applying to Second Expansion Area

The leasing to Tenant of the Second Expansion Area shall be upon all the same terms and conditions applicable to the premises initially demised to Tenant pursuant to the Lease, except as follows:

(1). Term Commencement Date

The Term Commencement Date in respect of the Second Expansion Area, shall be the later of: (i) October 1, 2002 (i.e., the expiration date of the lease of the tenant occupying the Second Expansion Area), and (ii) the date that such tenant vacates the Second Expansion Area.

If Tenant gives Landlord the Tenant’s Early Notice, then the Term Commencement Date in respect of the Second Expansion Area shall be the later of: (x) the estimated Term Commencement Date in respect of the Second Expansion Area as set forth in Landlord’s Relocation Response Notice, or (y) the date that the Second Expansion Tenant vacates the Second Expansion Area.

If Landlord gives Tenant the Landlord’s Early Notice, then the Term Commencement Date in respect of the Second Expansion Area shall be the later of: (x) the estimated Term Commencement Date in respect of the Second Expansion Area as set forth in Landlord’s Early Notice, or (y) the date that the Second Expansion Tenant vacates the Second Expansion Area.

(2) Yearly Rent

The Yearly Rent payable in respect of the Second Expansion Area shall be based upon the Fair Market Rental Value, as defined in Paragraph 2 of this Rider, of the Second Expansion Area, as of the Term Commencement Date in respect of the Second Expansion Area.

(3) Operating Costs in the Base Year

The Operating Costs in the Base Year in respect of the Second Expansion Area shall be equal to the actual amount of Operating Costs for the calendar year immediately preceding the calendar year in which occurs the Term Commencement Date in respect of the Second Expansion Area.

(4) Tax Base

The Tax Base in respect of the Second Expansion Area shall be equal to the actual amount of Taxes for the fiscal tax year immediately preceding the fiscal tax year in which occurs the Term Commencement Date in respect of the Second Expansion Area.

(5) Condition of Second Expansion Area

The Second Expansion Area shall be delivered by Landlord and accepted by Tenant “as-is”, in its then (i.e. as of the Term Commencement Date in respect of the Second Expansion Area), state of construction, finish and decoration, without any obligation on the part of Landlord to prepare or construct the Second Expansion Area for Tenant’s occupancy or to provide a contribution to Tenant in respect of the Second Expansion Area.

C. Notwithstanding the fact that Tenant’s exercise of the above-described expansion option shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of the Second Expansion Area, except that the Yearly Rent payable in respect of the I Second Expansion Area may not be as set forth in such Amendment. Subsequently, after such Yearly Rent is determined, the parties shall execute a written agreement confirming the same. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein expansion option, unless otherwise specifically provided in such lease amendment.

5.	TENANT’S TERMINATION OPTION

A. On the condition (which condition Landlord may waive by written notice to Tenant at any time) that Tenant is not in default, beyond the expiration of applicable notice and grace periods, of its covenants and obligations under the Lease, both at the time that Tenant gives Tenant’s Termination Notice, as hereinafter defined, and as of the Effective Termination Date. as hereinafter defined, then Tenant shall have the right (“Termination Right”) to terminate the term of the Lease effective as of the fifth (5th) anniversary of the Rent Commencement Date in respect of Area A (“Effective Termination Date”) by giving Landlord notice (“Tenant’s Termination Notice”) on or before the fourth (4th) anniversary of the Rent Commencement Date in respect of Area A and by paying to Landlord, at the time that Tenant gives Tenant’s Termination Notice to Landlord, the Termination Fee, as hereinafter defined.

B. If Tenant timely and properly exercises its Termination Right and pays to Landlord the Termination Fee, then the term of the Lease shall terminate as of the Effective Termination Date, and Yearly Rent and other charges shall be apportioned as of said Effective Termination Date.

C. For the purposes hereof, the “Termination Fee” shall be equal to Three Hundred Thirty-One Thousand Four Hundred Forty-One and 001100 ($33 1,441.00) Dollars.

D. In the event that Tenant fails timely to give Tenant’s Termination Notice or to pay the Termination Fee, Tenant shall have no right to terminate the term of the Lease, pursuant to this Paragraph 5.

6.	ANTENNA AREA

Tenant shall have the right to use the Antenna Area, as hereinafter defined, to install a satellite dish antenna (“Antenna”) for a period commencing as of the date that Tenant installs the Antenna, as hereinafter defined, in the Antenna Area (“Term Commencement Date in respect of the Antenna Area”) and terminating as of the earlier of (x) the expiration or earlier termination of the term of the Lease or (y) the date thirty (30) days after Tenant gives Landlord a written termination notice in respect of the Antenna Area. The “Antenna Area” shall be an area on the roof of the Building designated by Landlord. Tenant shall be permitted to use the Antenna Area solely for a satellite dish antenna used only for receiving signals installed in accordance with specifications approved by Landlord in advance utilizing a frequency or frequencies and transmission power identified in such approved specifications which Tenant will be installing in the Antenna Area and no other frequencies or transmission power shall be used by Tenant without Landlord’s prior written consent. Such installation shall be designed in such manner as to be easily removable and so as not to damage the roof of the Building. The Antenna and any replacement shall be subject to Landlord’s approval. Tenant’s use of the Antenna Area shall be upon all of the conditions of the Lease, except as follows:

A. The Yearly Rent in respect of the Antenna Area shall be One Thousand Two Hundred ($1,200.00) Dollars (i.e., a monthly payment of $100.00);

B. Tenant shall have no obligation to pay Tax Excess or Operating Expense Excess in respect of the Antenna Area.

O. Landlord shall have the right, upon thirty (30) days notice to Tenant, to require Tenant to relocate the Antenna Area to another area (“Relocated Rooftop Area”) on the roof of the Building suitable for the use of Rooftop Installations. In such event, Tenant shall, at Landlord’s cost and expense, on or before the thirtieth (30th) day after Landlord gives such notice, relocate all of its Rooftop Installations from the Antenna Area to the Relocation Rooftop Area.

P. In addition to complying with the applicable construction provisions of the Lease, Tenant shall not install or operate Rooftop Installations in any portion of the Antenna Area until (x) Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld or delayed, of Tenant’s plans and specifications for the placement and installation of the Rooftop Installations in the Premises, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Rooftop Installations. The parties hereby acknowledge and agree, by way of illustration and not limitation, that Landlord shall have the right to withhold its approval of Tenant’s plans and specifications hereunder, and shall not be deemed to be unreasonable in doing so, if Tenant’s intended placement or method of installation or operation of the Rooftop Installations (i) may subject other licensees, tenants or occupants of the Building, or other surrounding or neighboring landowners or their occupants, to signal interference, Tenant hereby acknowledging that a shield may be required in order to prevent such interference, (ii) does not minimize to the fullest extent practicable the obstruction of the views from the windows of the Building that are adjacent to the Rooftop Installations, if any, (iii) does not complement (in Landlord’s sole judgment, which shall not, however, require Tenant to incur unreasonable expense) the design and finish of the Building, (iv) may damage the structural integrity of the Building or the roof thereof, or (v) may constitute a violation of any consent, approval, permit or authorization necessary for the lawful installation of the Rooftop Installations.

Q. In addition to the indemnification provisions set forth in the Lease which shall be applicable to the Antenna Area, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of the Antenna Area.

R. Landlord shall have the right to designate or identify the Rooftop Installations with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Rooftop Installations.

S.

(i) Tenant recognizes that Landlord may wish to (and Landlord hereby reserves the right to) install a central Building system (the “Central Building System”) capable of, among other things, providing Tenant with the type of service (to be) provided by Tenant’s Rooftop Installations. If Landlord elects to install the Central Building System, (i) Tenant shall, upon Landlord’s request and at Tenant’s expense, remove its Rooftop Installations and other Alterations (including any existing cabling) from the Building and repair any damage caused their installation or removal, (ii) Tenant may, at Tenant’s expense and subject to the provisions of this Agreement (including, without limitation, subparagraph P hereof), have access to and use (and tie into) the Central Building System for the uses permitted hereunder, and (ii) commencing upon Tenant’s use of the Central Building System and continuing thereafter throughout the term, the Yearly Rent payable hereunder shall be adjusted to be that which is reasonably designated by Landlord from time to time based upon Landlord’s determination of the fair market value of the access rights to the Central Building System granted herein.

(ii) Landlord shall maintain, repair or replace the Central Building System, in accordance with the standards for the repair and maintenance of such systems generally prevailing in the industry from time to time, so as to eliminate any material interruption or other adverse effects caused by malfunction, damage or destruction of the Central Building System, the cost of which shall be borne by Tenant if the problem was caused by the act or omission of Tenant or its agents, contractors or employees. Notwithstanding the foregoing, Landlord’s obligation to maintain, repair or replace the Central Building System shall apply only to the extent necessary to reach premises in the Building that are then used by tenants after the malfunction, damage or destruction or that, if damaged or destroyed, will be again used by tenants upon the completion of restoration or repair thereof. In no event shall Tenant have any claim or right to make any claim against Landlord whatsoever for any damages, including, without limitation, consequential or incidental damages, or lost profits, in any such circumstance.